Filed Pursuant to 424(b)(5)
Registration No. 333-221127

The information in this preliminary prospectus supplement is not complete and may be changed. We will amend and complete the information in this preliminary prospectus supplement. This preliminary prospectus supplement and the prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 25, 2017)

750,000 Shares

Stanley Black & Decker, Inc.

Series C Cumulative Perpetual Convertible Preferred Stock

(Liquidation Preference $1,000 per Share)

This is a remarketing of 750,000 shares of our Series C Cumulative Perpetual Convertible Preferred Stock, without par value, with a liquidation preference of $1,000 per share, which we refer to as the “convertible preferred stock,” originally issued as 0% Series C Cumulative Perpetual Convertible Preferred Stock included in the equity units we issued in May 2017 (the “2017 equity units”).

Holders of the convertible preferred stock will be entitled to receive when, as and if declared by our board of directors, cumulative dividends (i) from, and including, May 15, 2020 to, but excluding, May 15, 2023 (the “dividend step-up date”) at a fixed rate equal to     % per annum of the $1,000 per share liquidation preference (equivalent to $                per annum per share) and (ii) from, and including, the dividend step-up date at a fixed rate equal to     % per annum of the $1,000 per share liquidation preference (equivalent to $                per annum per share). The convertible preferred stock has no maturity date and will remain outstanding unless converted by holders or redeemed by us. Dividends will be cumulative on the $1,000 liquidation preference per share and will be payable when, as and if declared by our board of directors, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2020. If this remarketing is successful, we will pay all dividends on the convertible preferred stock, when, as and if declared by our board of directors, solely in cash. See “Description of Convertible Preferred Stock—Dividends.”

The convertible preferred stock will rank, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, (i) senior to our common stock, par value $2.50 per share (“common stock”), and to any other class or series of our capital stock expressly designated as ranking junior to the convertible preferred stock; (ii) on parity with any other class or series of our capital stock expressly designated as ranking on parity with the convertible preferred stock (including our 0% Series D Cumulative Perpetual Convertible Preferred Stock (the “series D convertible preferred stock”) underlying our equity units issued in November 2019 (the “2019 equity units”)); (iii) junior to any other class or series of our capital stock expressly designated as ranking senior to the convertible preferred stock; and (iv) junior to our existing and future indebtedness and other liabilities (including trade payables), in each case on the terms described under “Description of Convertible Preferred Stock—Ranking.”

We do not have the right to redeem the convertible preferred stock prior to May 15, 2021. We may redeem for cash all or part of the convertible preferred stock, at our option, on or after May 15, 2021 at a redemption price equal to 100% of the liquidation preference of the shares of the convertible preferred stock to be redeemed, plus any accumulated and unpaid dividends (whether or not declared) to, but excluding, the redemption date. See “Description of Convertible Preferred Stock—Optional Redemption.”

Holders of shares of the convertible preferred stock may convert their shares at their option at any time and from time to time, all as described in this prospectus supplement. The conversion rate will initially be                  shares of our common stock per share of the convertible preferred stock, equivalent to a conversion price of approximately $                 per share of common stock. The conversion rate will be subject to adjustment as described herein. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement, unless we have previously irrevocably elected a settlement method to apply. See “Description of Convertible Preferred Stock—Conversion Rights.”

Pursuant to the terms of the 2017 equity units and the convertible preferred stock, the remarketing agents named herein (the “remarketing agents”) will use their reasonable best efforts to remarket the convertible preferred stock under the terms of, and subject to the conditions contained in, the remarketing agreement (the “remarketing agreement”). Among other things, this remarketing is conditioned on the remarketing agents remarketing the convertible preferred stock at a price equal to or greater than $750 million, or $1,000 per share. See “Relationship of the Equity Units to the Remarketing” and “Remarketing” in this prospectus supplement.

The convertible preferred stock is not, and is not expected to be, listed on any national securities exchange or included in any automated quotation system. Prior to this remarketing, there has been no public market for the remarketed convertible preferred stock.

Investing in the convertible preferred stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement to read about important factors you should consider before buying shares of the convertible preferred stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to public(1)	100%	$750,000,000
Proceeds, before expenses(2)	100%	$750,000,000
Remarketing fee to remarketing agents(3)	0.267%	$2,000,000

(1)	Plus accumulated dividends at the rate of % from May 15, 2020, if settlement occurs after that date.
(2)

We will not directly receive any proceeds from this remarketing. However, upon a successful remarketing, the proceeds will automatically be applied to satisfy in full the related 2017 equity unit holders’ obligations to purchase our common stock under their purchase contracts (as defined herein). See “Use of Proceeds” and “Relationship of the Equity Units to the Remarketing” in this prospectus supplement.

(3)	We will separately pay certain expenses of the remarketing agents and a remarketing fee to the remarketing agents in the amount of $2,000,000.

The remarketing agents expect to credit securities entitlements with respect to shares of the convertible preferred stock in book-entry form through the facilities of The Depository Trust Company to the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about May 15, 2020.

Remarketing Agents

Citigroup	Credit Suisse

Prospectus Supplement dated May    , 2020.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “the Company,” “Stanley,” “we,” “our,” “us” or similar terms mean Stanley Black & Decker, Inc. and its subsidiaries.

We have not, and the remarketing agents have not, authorized any other person to provide you with any information or make any representation other than the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may authorize to be delivered to you and the documents incorporated by reference herein and therein. Neither we nor the remarketing agents take responsibility for, or provide any assurance as to the reliability of, any different or additional information. Neither we nor the remarketing agents are making an offer to sell shares of the convertible preferred stock in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

This prospectus supplement contains the terms of this remarketing. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated by reference therein), this prospectus supplement will apply and will supersede such information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in making your investment decision. You should also read and consider the additional information in this prospectus supplement under the caption “Where You Can Find More Information.”

It is expected that delivery of the convertible preferred stock will be made against payment therefor on or about May 15, 2020, which is the              business day following the date of the pricing of the convertible preferred stock (this settlement cycle being referred to as “T+    ”). Under Rule 15c6-1 under the Exchange Act (as defined herein), trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the convertible preferred stock prior to the second business day preceding the settlement date will be required, by virtue of the fact that the convertible preferred stock initially will settle in T+    , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We maintain a website at www.stanleyblackanddecker.com. The information on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference in this prospectus supplement and the accompanying prospectus is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement, the accompanying prospectus or any subsequently filed document deemed incorporated by reference. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that Stanley Black & Decker, Inc. has previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K). These documents contain important information about Stanley Black & Decker, Inc. and its finances.

•	Annual Report on Form 10-K for the fiscal year ended December 28, 2019 filed with the SEC on February 21, 2020;

•

The information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019 from our definitive proxy statement on Schedule 14A filed with the SEC on March 4, 2020;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2020 filed with the SEC on May 1, 2020;

•	Current Reports on Form 8-K filed with the SEC on January 21, 2020, January 29, 2020, February 7, 2020, February 10, 2020, February 20, 2020, April 21, 2020 and April 29, 2020; and

•

The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 1, 1985, as amended by Amendment No.  1 to Form 8-A filed March 12, 2010, and any future amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this remarketing shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Attention: Treasurer

(860) 225-5111

If requested, we will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in but not delivered with this prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in such documents.

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any documents incorporated herein by reference contain or incorporate statements reflecting the Company’s views about its future performance that constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.

Those statements include trend analyses and other information relative to markets for our products and trends in our operations or financial results as well as other statements that can be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to risks and uncertainties, including but not limited to the risks described in any documents incorporated herein by reference. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus supplement, any accompanying prospectus and the documents incorporated by reference.

There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including those set forth in this prospectus supplement, the accompanying prospectus or any documents incorporated herein by reference, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our reports and other documents filed with the SEC. Factors that may cause our actual results to differ materially from those we contemplate by the forward-looking statements include, among others, the following possibilities:

•	successfully developing, marketing and achieving sales from new products and services and the continued acceptance of current products and services;

•	macroeconomic factors, including global and regional business conditions (such as Brexit), commodity prices, inflation, and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;

•	the economic environment of emerging markets, particularly Latin America, Russia, China and Turkey;

•

realizing the anticipated benefits of mergers, acquisitions, joint ventures, strategic alliances or divestitures, including the successful integration of the Consolidated Aerospace Manufacturing, LLC acquisition and the return to production of the Boeing 737 MAX;

•	pricing pressure and other changes within competitive markets;

•	availability and price of raw materials, component parts, freight, energy, labor and sourced finished goods;

•	the impact the tightened credit markets may have on us or our customers or suppliers;

•	the extent to which we have to write off accounts receivable or assets or experience supply chain disruptions in connection with bankruptcy filings by customers or suppliers;

•	our ability to identify and effectively execute productivity improvements and cost reductions;

•	potential business and distribution disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters;

•

the effects of the novel strain of the coronavirus identified in China in late 2019 (“COVID-19”) and the related impact on our liquidity and operations, including demand for our products, as well as the effectiveness of our associated cost-saving measures;

•	the continued consolidation of customers, particularly in consumer channels;

S-iv

•	managing franchisee relationships;

•	the impact of poor weather conditions;

•	maintaining or improving production rates in our manufacturing facilities, responding to significant changes in product demand and fulfilling demand for new and existing products;

•	changes in the competitive landscape in our markets;

•	our non-U.S. operations, including sales to non-U.S. customers;

•	the impact from demand changes within world-wide markets associated with homebuilding and remodeling;

•	potential adverse developments in new or pending litigation and/or government investigations;

•	changes in our ability to obtain debt on commercially reasonable terms and at competitive rates;

•	substantial pension and other postretirement benefit obligations;

•	potential environmental liabilities;

•	work stoppages or other labor disruptions; and

•	changes in accounting estimates.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition, and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus supplement or, in the case of the accompanying prospectus or any documents incorporated herein by reference, the date of any such document. We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

S-v

SUMMARY

This summary contains basic information about us and this remarketing. Because it is a summary, it does not contain all of the information that you should consider before investing in the convertible preferred stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the sections entitled “Risk Factors” in this prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, subsequently filed Quarterly Reports on Form 10-Q, other documents incorporated by reference herein, and our financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

The Company

Stanley Black & Decker, Inc. was founded in 1843 by Frederick T. Stanley and incorporated in 1852. We are a diversified global provider of hand tools, power tools and related accessories, engineered fastening systems and products, services and equipment for oil & gas and infrastructure applications, commercial electronic security and monitoring systems, healthcare solutions, and automatic doors. Stanley®, Black & Decker® and DeWalt® along with the family of Stanley Black & Decker, Inc. brands are recognized around the world for quality, innovation and value and are among the world’s most trusted brands.

Our principal executive office is located at 1000 Stanley Drive, New Britain, Connecticut 06053 and our telephone number is (860) 225-5111.

Recent Developments

COVID-19 Pandemic

The recent COVID-19 outbreak has adversely affected our workforce and operations, as well as the operations of our customers, distributors, suppliers and contractors. The COVID-19 pandemic has also resulted in significant volatility and uncertainty in the markets in which we operate. To successfully navigate through this unprecedented period, we are focusing on the following key priorities:

•	Ensuring the health and safety of our employees and supply chain partners;

•	Maintaining business continuity and financial strength and stability;

•	Serving our customers as they provide essential products and services to the world; and

•	Doing our part to mitigate the impact of the virus across the globe.

To respond to the current environment, we have initiated a comprehensive cost reduction and efficiency program, which is expected to deliver $1 billion in annualized cost savings with an approximate pre-tax charge of $160 million expected to be primarily recognized during the second quarter of 2020. The program has been designed to preserve our financial strength and execution capability while providing flexibility to modulate costs up or down based on the depth and duration of the COVID-19 pandemic and the associated demand development.

The program’s primary focus is to: (a) adjust our supply chain and manufacturing labor base to match the current demand environment; (b) substantially reduce indirect spending; (c) reduce staffing, compensation and benefits in a manner that ensures we are prepared for a demand recovery at the appropriate time; and (d) capture the significant raw material deflation opportunity that has recently emerged. In addition, we plan to reduce capital expenditures and temporarily suspend acquisition-related activity and share repurchases until the demand outlook is clearer. The near-term priority for capital deployment will be focused on deleveraging in line with our strong investment grade credit ratings.

We have filed a Form 8-K with the SEC withdrawing our previously announced guidance for 2020 as a result of the uncertain macro environment related to the recent COVID-19 outbreak. We anticipate COVID-19 driven demand disruptions to negatively impact our 2020 results, with the second quarter of 2020 currently expected to be the trough for 2020 revenue decline. However, we believe we are in a strong financial position and have significant flexibility to navigate this volatile period.

We believe we are in a strong financial position and have sufficient flexibility to navigate this volatile period as we, as of March 28, 2020: (a) continue to maintain strong investment grade credit ratings; (b) possess approximately $1.0 billion of cash on hand; (c) manage a robust and highly-rated commercial paper program ($3.0 billion program with approximately $1.7 billion outstanding); (d) carry $3.0 billion of revolving credit facilities backed by a well-capitalized and diverse bank group; and (e) have the ability to generate additional cash proceeds of $750 million in the second quarter of 2020 if this remarketing is successful. We have entered into amendments to our five-year $2.0 billion committed credit facility and 364-Day $1.0 billion committed credit facility to: (a) amend the definition of Adjusted EBITDA to allow for additional adjustment addbacks, which primarily relate to anticipated incremental charges related to the COVID-19 pandemic, for amounts incurred beginning in the second quarter of 2020 through the second quarter of 2021; and (b) lower the minimum interest coverage ratio from 3.5 to 2.5 times for the period from and including the second quarter of 2020 through the end of fiscal year 2021.

We are unable to predict or determine the overall impact that the COVID-19 pandemic may have on our business, results of operations, or liquidity. See “Risk Factors—Risk Factor Relating to the COVID-19 Pandemic—The continued adverse effects of the COVID-19 outbreak could have a materially negative impact on our operations, financial condition, results of operations, and liquidity, the nature and extent of which is highly uncertain.”

The Remarketing

The summary below describes the principal terms and conditions of the convertible preferred stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section “Description of Convertible Preferred Stock” of this prospectus supplement contains a more detailed description of the terms and conditions of the convertible preferred stock. For purposes of this “The Remarketing” section of the prospectus supplement summary, “we,” “us” or “our” refers to Stanley Black & Decker, Inc. and not its subsidiaries.

Issuer	Stanley Black & Decker, Inc., a Connecticut corporation.

Securities Remarketed	750,000 shares of Series C Cumulative Perpetual Convertible Preferred Stock, without par value, with a liquidation preference of $1,000 per share.

No Maturity	The convertible preferred stock has no maturity date and will remain outstanding unless converted by holders or redeemed by us.

Dividends	Holders of the convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, cumulative dividends (i) from, and including, May 15, 2020 to, but excluding, the dividend step-up date at a fixed rate equal to % per annum of the $1,000 per share liquidation preference (equivalent to $ per annum per share) and (ii) from, and including, the dividend step-up date at a fixed rate equal to % per annum of the $1,000 per share liquidation preference (equivalent to $ per annum per share). Dividends will be cumulative on the $1,000 liquidation preference per share and will be payable when, as and if declared by our board of directors, quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2020.

If this remarketing is successful, we will pay all dividends on the convertible preferred stock, when, as and if declared by our board of directors, solely in cash.

Dividends on the convertible preferred stock will accumulate even if any of our agreements prohibit the current payment of dividends, we do not have earnings or funds legally available to pay such dividends or we do not declare the payment of dividends. Any accumulated and unpaid dividends will accrue additional dividends at the then-current dividend rate until paid, compounded quarterly, to, but excluding, the dividend payment date.

So long as any share of the convertible preferred stock remains outstanding, unless all accumulated and unpaid dividends (including compounded dividends thereon) for all preceding dividend periods have been declared and paid, or a sufficient sum or number of shares of common stock has been set apart for the payment of such dividends upon, all outstanding shares of the convertible preferred stock, we will not: (i) declare and pay dividends on any capital stock ranking, as to dividends, on parity with or junior to the convertible preferred stock; (ii) redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, any capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the convertible preferred stock; or (iii) make any contract adjustment payments under the purchase contract and pledge agreement relating to the 2019 equity units or any payment under any similar agreement, subject to certain exceptions. See “Description of Convertible Preferred Stock—Dividends.”

Ranking	The convertible preferred stock will rank, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•

senior to all classes or series of our common stock, and if issued, our authorized Series A Junior Participating Preferred Stock, and to any other class or series of our capital stock expressly designated as ranking junior to the convertible preferred stock;

•	on parity with any other class or series of our capital stock expressly designated as ranking on parity with the convertible preferred stock (including the series D convertible preferred stock);

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the convertible preferred stock; and

•	junior to our existing and future indebtedness and other liabilities (including trade payables).

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, will rank senior in right of payment to the convertible preferred stock.

In the case of our liquidation, dissolution or winding up, holders of the convertible preferred stock will not have the right to receive any payment or distribution unless all of our liabilities are first paid in full and the priority of any senior stock is satisfied.

As of March 28, 2020, except for $750 million in aggregate liquidation preference of the series D convertible preferred stock, which ranks on parity with the convertible preferred stock, we had no capital stock outstanding that is senior to or on parity with the convertible preferred stock, and we owned substantially all the capital stock of our subsidiaries. As of March 28, 2020, we had approximately $4,554.3 million principal amount of outstanding long-term indebtedness, all of which is senior in right of payment to the convertible preferred stock. In addition, the convertible preferred stock will be structurally subordinated to all debt, preferred stock and other liabilities of our subsidiaries, which means that creditors and preferred stockholders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the convertible preferred stock would have any claims to those assets. See “Description of Convertible Preferred Stock—Ranking.”

Liquidation Preference	If we liquidate, dissolve or wind up, holders of shares of the convertible preferred stock, on parity with any other class or series of our capital stock expressly designated as ranking on parity with the convertible preferred stock (including the series D convertible preferred stock), will have the right to receive $1,000 per share of the convertible preferred stock, plus accumulated and unpaid dividends, if any (whether or not authorized or declared) up to, but excluding, the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the convertible preferred stock as to liquidation rights, but subject to the prior payment in full of all of our liabilities and the preferences of our senior stock.

Limited Voting Rights	Holders of shares of the convertible preferred stock will generally have no voting rights, except as set forth in this prospectus supplement. However, if dividends on any shares of the convertible preferred stock are in arrears and unpaid for the equivalent of six or more dividend periods, whether or not consecutive, holders of the outstanding shares of the convertible preferred stock, together with holders of any other series of our preferred stock ranking equally with the convertible preferred stock as to payment of dividends and upon which equivalent voting have been conferred and are exercisable, including the outstanding series D convertible preferred stock, will be entitled to vote for the election of two additional directors to our board, subject to the terms and to the limited extent described under “Description of Convertible Preferred Stock—Limited Voting Rights—Preferred Stock Directors.” In matters where holders of the convertible preferred stock are entitled to vote, each share of the convertible preferred stock shall be entitled to one vote.

Redemption at Our Option	We do not have the right to redeem the convertible preferred stock prior to May 15, 2021. We may redeem for cash all or part of the convertible preferred stock, at our option, on or after May 15, 2021 at a redemption price equal to 100% of the liquidation preference of the shares of the convertible preferred stock to be redeemed, plus any accumulated and unpaid dividends (whether or not declared) to, but excluding, the redemption date. No “sinking fund” is provided for the convertible preferred stock, which means that we are not required to redeem or retire the convertible preferred stock periodically.

We will give notice of any redemption not less than 25 scheduled trading days nor more than 90 calendar days before the redemption date by notice to each holder of the convertible preferred stock. See “Description of Convertible Preferred Stock—Optional Redemption.”

Conversion Rights	Holders of shares of the convertible preferred stock may, at their option, at any time and from time to time, convert their shares, all as described in this prospectus supplement. We will not make any payments in respect of, or adjust the conversion rate to account for, accumulated and unpaid dividends, if any, on the convertible preferred stock to the conversion date except as described in this prospectus supplement.

The conversion rate will initially be shares of our common stock per share of the convertible preferred stock, which is equivalent to a conversion price of approximately $ per share of our common stock (subject to adjustment upon occurrence of certain events).

Upon surrender of the convertible preferred stock for conversion, we will deliver shares of our common stock, cash or a combination of cash and shares of our common stock, at our election, unless we have previously irrevocably elected a settlement payment method to apply as described in this prospectus supplement. If we irrevocably elect a settlement method and, if applicable, a specified dollar amount to apply as described under “Description of Convertible Preferred Stock—Conversion Rights—Settlement Upon Conversion,” following the effective time of such election, we will settle all conversions of the convertible preferred stock to which such irrevocable election is applicable solely in accordance with such election. If we satisfy our conversion obligation through the payment of solely cash or payment and delivery of a combination of cash and shares of our common stock, the amount of cash and number of shares of common stock, if any, due upon conversion will be calculated based on daily conversion values calculated over a 20 trading day observation period, as described under “Description of Convertible Preferred Stock—Conversion Rights—Settlement Upon Conversion.”

Remarketing	Shares of the convertible preferred stock were initially issued by us on May 17, 2017 as a part of our issuance of 2017 equity units. Each 2017 equity unit initially consisted of (i) a purchase contract (“purchase contract”) under which the holder agreed to purchase a variable number of shares of our common stock for $100 in cash at the specified settlement rate, and (ii) a 1/10, or 10%, undivided beneficial ownership interest in one share of the convertible preferred stock that corresponds to the stated amount of $100 per 2017 equity unit. In order to secure their obligations under the purchase contracts, holders of the 2017 equity units pledged their shares of the convertible preferred stock to us through a collateral agent.

Pursuant to the terms of the 2017 equity units and the convertible preferred stock, the remarketing agents will use their reasonable best efforts to remarket the convertible preferred stock under the terms of, and subject to the conditions contained in, the remarketing agreement among us, the remarketing agents and The Bank of New York Mellon Trust Company, N.A., not individually but solely as purchase contract agent and as attorney-in-fact of the holders of purchase contracts. Among other things, this remarketing is conditioned on the remarketing agents remarketing the convertible preferred stock at a price equal to or greater than $750 million, or $1,000 per share. The remarketing agents have no obligation to purchase any shares of the convertible preferred stock. There is no over-allotment option to purchase additional shares of the convertible preferred stock by the remarketing agents. See “Relationship of the Equity Units to the Remarketing” and “Remarketing” in this prospectus supplement.

No Listing	Shares of the convertible preferred stock are not, and are not expected to be, listed on any national securities exchange or included in any automated quotation system.

Use of Proceeds	We will not directly receive any proceeds from this remarketing. However, upon a successful remarketing, the proceeds will automatically be applied to satisfy in full the related 2017 equity unit holders’ obligations to purchase our common stock under their purchase contracts. If any proceeds remain from the remarketing of the convertible preferred stock after this application, the remarketing agents will remit such proceeds for the benefit of holders of such 2017 equity units. See “Use of Proceeds” and “Relationship of the Equity Units to the Remarketing.”

Transfer Agent and Registrar	Computershare Trust Company, N.A.

Book-Entry and Form	The convertible preferred stock will be represented by one or more global certificates in fully registered form and deposited with the transfer agent as custodian, registered in the name of Cede & Co., a nominee of The Depository Trust Company.

U.S. Federal Income Tax Considerations	For a discussion of U.S. federal income tax considerations of owning and disposing of the convertible preferred stock, please see the section entitled “United States Federal Income Tax Considerations” in this prospectus supplement.

Risk Factors	In considering whether to purchase shares of the convertible preferred stock, you should carefully consider all of the information we have included or incorporated by reference in this prospectus supplement or the accompanying prospectus. In particular, you should carefully consider the risk factors described in the section of this prospectus supplement entitled “Risk Factors,” the discussion of risks relating to our business under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, subsequently filed Quarterly Reports on Form 10-Q, other documents incorporated by reference herein, and the factors listed in “Special Note Regarding Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus.

RISK FACTORS

In considering whether to purchase shares of the convertible preferred stock, you should carefully consider all of the information we have included or incorporated by reference in this prospectus supplement or the accompanying prospectus. In particular, you should carefully consider the risk factors described below, the discussion of risks relating to our business under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, subsequently filed Quarterly Reports on Form 10-Q, other documents incorporated by reference herein, and the factors listed in “Special Note Regarding Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus before deciding whether an investment in shares of the convertible preferred stock is suitable for you. The convertible preferred stock is not an appropriate investment for you if you are unsophisticated with respect to the complex terms of the convertible preferred stock or financial matters.

Risk Factor Relating to the COVID-19 Pandemic

The continued adverse effects of the COVID-19 outbreak could have a materially negative impact on our operations, financial condition, results of operations, and liquidity, the nature and extent of which is highly uncertain.

The impact of the novel strain of the coronavirus identified in China in late 2019 has grown throughout the world, including in the United States, and governmental authorities have implemented numerous measures attempting to contain and mitigate the effects of the virus, including travel bans and restrictions, quarantines, shelter in place orders and shutdowns. These measures are adversely affecting and may continue to adversely affect our workforce and operations and the operations of our customers, distributors, suppliers and contractors. There is significant uncertainty regarding such measures and potential future measures, and restrictions on our access to our manufacturing facilities or on our support operations or workforce, or similar limitations for our distributors and suppliers, could limit customer demand and/or our capacity to meet customer demand, which could have a material negative impact on our financial condition and results of operations. In addition, a sustained downturn in customer demand or other economic conditions could result in material charges related to bad debt or inventory write-offs, restructuring charges, or impairments of long-lived assets, including both tangible and intangible assets. Furthermore, a sustained downturn in financial markets and asset values could adversely affect our cost of capital, liquidity and access to capital markets, in addition to potentially increasing our pension funding obligations to ensure our pension plans continue to be adequately funded.

In addition, the spread of COVID-19 has caused us to modify our business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, distributors, suppliers and contractors. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus, and our ability to perform critical functions could be harmed. The continued spread of COVID-19 has and may continue to cause disruptions in our supply chain, cause delay, or limit the ability of, customers to continue to operate and perform, including in making timely payments to us, result in our inability to meet our consumers’ and customers’ needs due to disruptions in manufacturing and supply arrangements caused by the loss or disruption of essential manufacturing and supply elements, and cause other unpredictable events. Furthermore, as a result of the COVID-19 outbreak, we have initiated certain cost reduction measures including adjustments to our supply chain and manufacturing labor base to match the current demand environment and reductions in staffing, compensation and benefits in a manner that prepares us for a demand recovery at the appropriate time. These cost reduction measures may not prove to be successful and we may need to undertake further measures that could adversely impact our business and/or our ability to ramp up operations in a timely manner.

The continued spread of COVID-19 has and may continue to cause significant reductions in demand or significant volatility in demand for our products. The degree to which COVID-19 affects our results and operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. As a result, we anticipate that COVID-19 driven demand disruptions and related events will negatively affect our financial results in 2020.

Risk Factors Relating to the Convertible Preferred Stock

The convertible preferred stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, reorganization or other winding-up, our assets will be available to pay the liquidation preference of the convertible preferred stock only after all of our indebtedness and other liabilities have been paid. In addition, we are a holding company for several direct and indirect subsidiaries and the convertible preferred stock will be structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by us. The holders of the convertible preferred stock have no right to participate in the distribution of assets of our subsidiaries (except to the extent that we have satisfied all of our liabilities and have recognized claims or interests in the assets of such subsidiaries). Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay the liquidation preference of any or all of the convertible preferred stock then outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations.

As of March 28, 2020, except for $750 million in aggregate liquidation preference of the series D convertible preferred stock, which ranks on parity with the convertible preferred stock, we had no capital stock outstanding that is senior to or on parity with the convertible preferred stock, and we owned substantially all the capital stock of our subsidiaries. As of March 28, 2020, we had approximately $4,554.3 million principal amount of outstanding long-term indebtedness, all of which is senior in right of payment to the convertible preferred stock. In addition, the convertible preferred stock will be structurally subordinated to all debt, preferred stock and other liabilities of our subsidiaries, which means that creditors and preferred stockholders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the convertible preferred stock would have any claims to those assets.

We may not declare and pay dividends on the convertible preferred stock.

The dividends on the convertible preferred stock will be paid when, as and if declared by our board of directors. Our board of directors is not legally obligated or required to declare quarterly dividends on the convertible preferred stock even if we have funds available for such purposes. If this remarketing is successful, we will pay all dividends on the convertible preferred stock, when, as and if declared by our board of directors, solely in cash. However, we can only make payments of cash in respect of dividends from legally available funds under Connecticut law, as determined by our board of directors, and such funds may not be available to pay cash dividends on the convertible preferred stock. If we do not declare and pay dividends on the convertible preferred stock, the market price of the convertible preferred stock is likely to be adversely affected. As a result of our ability to not pay dividends on the convertible preferred stock, the market price of the convertible preferred stock may be more volatile than the market prices of other securities that are not subject to such a feature.

In addition, the agreements governing any of our indebtedness may further limit our ability to pay cash dividends on our capital stock, including the convertible preferred stock. In the event that the agreements governing any such indebtedness restrict our ability to pay dividends in cash on the convertible preferred stock, we may be unable to pay dividends in cash on the convertible preferred stock unless we can refinance the amounts outstanding under such agreements or obtain a consent or amendment under such agreements.

We are both an operating company and a holding company and, to the extent we elect to make any dividend payment on the convertible preferred stock in cash, we may require cash from our subsidiaries to make such dividend payment.

The dividend payments, if declared, are solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make payments in respect of the convertible preferred stock. While we have substantial operations of our own, we are also a holding company for several direct and indirect subsidiaries. Our subsidiaries will have no obligation to make the dividend payments or pay any amount in respect of the convertible preferred stock. Accordingly, if we elect to make any dividend payment on the convertible preferred stock in cash, we may depend, in part, on dividends and other distributions from our subsidiaries to generate the funds necessary to meet such dividend payment obligations. As an equity holder of our subsidiaries, our ability to participate in any distribution of assets of any subsidiary is “structurally subordinate” to the claims of the creditors of that subsidiary. If we are unable to obtain cash from our subsidiaries, we may be unable to fund required dividend payments in respect of the convertible preferred stock in cash.

If we do not pay dividends on any outstanding parity stock in full or if we defer any contract adjustment payment under the purchase contracts relating to the 2019 equity units, we may not be able to pay dividends on the convertible preferred stock in full or at all.

Unless specifically permitted, if dividends on any shares of parity stock for a dividend period are not paid in full, all dividends declared with respect to shares of the convertible preferred stock and all parity stock for such dividend period will be declared pro rata so that the respective amounts of such dividends declared bear the same ratio to each other as all accumulated but unpaid dividends per share on the shares of the convertible preferred stock for such dividend period and all parity stock for such dividend period bear to each other. Furthermore, we will not be able to declare or pay any cash dividends on the convertible preferred stock if we defer any contract adjustment payment under the purchase contracts relating to the 2019 equity units until all such deferred payments have been made. Therefore, if we do not pay dividends on any outstanding parity stock in full or if we defer any contract adjustment payment under the purchase contracts relating to the 2019 equity units, we may not be able to pay dividends on the convertible preferred stock in full or at all.

We may issue additional series of preferred stock that rank equally to the convertible preferred stock as to liquidation preference.

Our Restated Certificate of Incorporation, as amended (“our certificate of incorporation”), does not prohibit us from issuing additional series of preferred stock that would rank on parity with the convertible preferred stock as to liquidation preference. As of the date of this prospectus supplement, we have issued and outstanding 750,000 shares of the convertible preferred stock and 750,000 shares of the series D convertible preferred stock, which ranks on parity with the convertible preferred stock as to liquidation preference, and we have the authority to issue 2,182,850 additional shares of preferred stock. The issuances of other series of preferred stock could have the effect of reducing the amounts available to the holders of the convertible preferred stock in the event of our liquidation, dissolution or winding-up.

The convertible preferred stock has no maturity or mandatory redemption date.

The convertible preferred stock is a perpetual equity security. The convertible preferred stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. Accordingly, the convertible preferred stock will remain outstanding indefinitely unless a holder of shares of the convertible preferred stock decides to convert it or, subject to the conditions described herein, we elect to redeem it.

On or after May 15, 2021, we may redeem any or all of the convertible preferred stock, and upon any redemption of your convertible preferred stock or any conversion of your convertible preferred stock in connection with a redemption, you will not receive any “make whole” cash or shares or other compensation for future dividends or lost time value of your convertible preferred stock.

On or after May 15, 2021, we may redeem any or all of the shares of the convertible preferred stock. The redemption price will equal 100% of the liquidation preference of the shares of the convertible preferred stock to be redeemed, plus any accumulated and unpaid dividends (whether or not declared) to, but excluding, the redemption date. If we call any convertible preferred stock for redemption, you may convert your shares of the convertible preferred stock at any time until the close of business on the business day preceding the redemption date. Upon any such conversion or redemption, we will not be required to pay any “make whole” cash or shares or otherwise compensate you in any way for any future dividend payments, if any, that you would have otherwise received or any lost time value of your convertible preferred stock.

You will have no right to vote for directors until and unless dividends on any shares of the convertible preferred stock are in arrears and unpaid for the equivalent of six or more dividend periods.

Until and unless dividends on any shares of the convertible preferred stock are in arrears and unpaid for the equivalent of six or more dividend periods, you will have no voting rights with respect to the election of directors. If dividends on any shares of the convertible preferred stock are in arrears and unpaid for the equivalent of six or more dividend periods, whether or not consecutive, the holders of our convertible preferred stock, voting as a single class with all of our other classes or series of preferred stock upon which equivalent voting have been conferred and are exercisable, will have the right to elect two additional directors to our board of directors, as described under “Description of Convertible Preferred Stock—Limited Voting Rights” in this prospectus supplement. These voting rights and the terms of the directors so elected will only continue until all dividends on the convertible preferred stock shall have been paid in full, or declared and a sum or number of shares of common stock sufficient for such payment is set aside for payment.

There will be no make-whole amount of shares or increase to the conversion rate for conversions of the convertible preferred stock in connection with a fundamental change.

There will be no make-whole amount of shares or increase to the conversion rate for conversions of the convertible preferred stock in connection with a fundamental change, except for the limited situation where the stock price in such fundamental change is less than the conversion price (as described under “Description of Convertible Preferred Stock—Conversion Rights—Adjusted Conversion Rate Upon a Fundamental Change”). Upon any such conversion, we will pay or deliver, as the case may be, cash, shares of our common stock, or a combination thereof (subject to our right to irrevocably elect a settlement method to apply), based solely on the then-current conversion rate, subject to the foregoing.

Upon a conversion in connection with a fundamental change, you may receive consideration worth less than the $1,000 liquidation preference per share of convertible preferred stock plus any accumulated and unpaid dividends, if any, thereon.

Upon the occurrence of a “fundamental change” for which the stock price is less than the conversion price, holders of convertible preferred stock will have the right to convert their shares at an adjusted conversion rate, which depends on the relevant stock price as described under “Description of Convertible Preferred Stock—Conversion Rights—Adjusted Conversion Rate Upon a Fundamental Change.” If the stock price is less than $68.63 (which is equal to the $1,000 liquidation preference divided by the fundamental change conversion rate cap (as defined under “Description of Convertible Preferred Stock—Conversion Rights—Adjusted Conversion Rate Upon a Fundamental Change”)) per share (subject to adjustment), you will receive a number of shares of common stock (or a combination of cash and/or shares of our common stock, at our election, subject to our right to irrevocably elect a settlement method to apply) worth less than the $1,000 liquidation preference per share of convertible preferred stock plus any accumulated and unpaid dividends, if any, thereon. You will have no claim against us for the difference between such value and the $1,000 liquidation preference per share of convertible preferred stock plus any accumulated and unpaid dividends, if any, thereon.

The accounting method for convertible securities that may be settled in cash could have a material effect on our reported financial results.

Convertible securities traditionally factor into the earnings per share calculation using the “if-converted method,” under which securities are assumed to be converted at the beginning of the period, with the resulting common shares included in the denominator of the diluted earnings per share calculation for the entire period being presented.

Under certain circumstances, when convertible securities (such as the convertible preferred stock) can be settled in common stock or cash at the election of the issuer, common shares can be excluded from the denominator of the diluted earnings per share calculation on the basis that the convertible preferred stock will be settled in cash except to the extent that the conversion value of the convertible preferred stock exceeds its liquidation preference. The contingent shares issuable for the excess, if elected to settle such excess in common shares, would be included in the denominator of diluted earnings per share during such times.

If our ability to settle in common stock or cash, at our election, should become restricted, such that we can only settle the convertible preferred stock with common stock, our diluted earnings per share would be adversely affected. In addition, if accounting standards change in the future and do not permit the accounting treatment outlined above, our diluted earnings per share would be adversely affected. For example, the Financial Accounting Standards Board recently published an exposure draft proposing to amend accounting standards to eliminate the treasury stock method for convertible instruments and instead require application of the “if-converted” method. Under that method, if adopted, diluted earnings per share would generally be calculated assuming that all convertible securities were converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may adversely affect our diluted earnings per share.

We may not have the ability to raise the funds necessary to settle conversions of the convertible preferred stock, and our future debt may contain limitations on our ability to pay cash upon conversion of the convertible preferred stock.

Upon conversion of the convertible preferred stock, unless we elect, or have previously irrevocably elected, to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the shares of the convertible preferred stock being converted as described under “Description of Convertible Preferred Stock—Conversion Rights—Settlement Upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make payments in respect of shares of the convertible preferred stock being converted. In addition, our ability to pay cash upon conversions of the convertible preferred stock may be limited by law, by regulatory authority or by agreements governing our future indebtedness.

Our existing or future credit facilities may limit our ability to pay any cash amount upon the conversion of the convertible preferred stock.

Our existing or future credit facilities may prohibit or otherwise limit us from making any cash payments upon conversion of any shares of the convertible preferred stock, including if there is a default under any such facility or, after giving effect to such conversion (and any additional indebtedness incurred in connection with such conversion), we would not be in pro forma compliance with our financial covenants under that facility. Any new credit facility that we may enter into may have similar restrictions.

The convertible preferred stock provides limited anti-dilution adjustments, and an event could occur that adversely affects the value of the convertible preferred stock or our common stock but that does not result in an anti-dilution adjustment.

The conversion rate of the convertible preferred stock is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other events. We will not adjust the conversion rate for other events, including without limitation third party tender or exchange offers for our common stock, other than in the limited circumstances described under “Description of Convertible Preferred Stock—Conversion Rights—Adjusted Conversion Rate Upon a Fundamental Change,” issuances and purchases of our common stock in connection with dividend reinvestment plans, employee stock option grants, ordinary dividends, offerings of common stock by us for cash or in connection with an acquisition, and share issuances pursuant to options and other convertible securities outstanding on the date we issued the convertible preferred stock. See “Description of Convertible Preferred Stock—Conversion Rate Adjustments.” There can be no assurance that an event that adversely affects the value of the convertible preferred stock or our common stock, but does not result in an adjustment to the conversion rate, will not occur. Further, we are not restricted from issuing additional common stock and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the trading price of our common stock and the convertible preferred stock.

The secondary market for the convertible preferred stock may be illiquid.

We are unable to predict how the convertible preferred stock will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the convertible preferred stock. We have no obligation or current intention to apply for any listing of the convertible preferred stock on any stock exchange. We have been advised by the remarketing agents that the remarketing agents presently intend to make a market for the convertible preferred stock; however, they are not obligated to do so and any market making may be discontinued at any time without notice. There can be no assurance as to the liquidity of any market that may develop for the convertible preferred stock, your ability to sell such securities or whether a trading market, if it develops, will continue.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the convertible preferred stock.

We expect that many investors in, and potential purchasers of, shares of the convertible preferred stock will employ, or seek to employ, an arbitrage strategy with respect to the convertible preferred stock. Investors that employ an arbitrage strategy with respect to equity-linked instruments typically implement that strategy by selling short our common stock underlying the equity-linked instrument and dynamically adjusting their short position while they hold such equity-linked instrument. Investors may also implement this hedging strategy by entering into swaps on our common stock in lieu of or in addition to short selling our common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may adopt additional rules in the future and take other actions, that may affect those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breaker systems that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms stemming from the enactment and implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Past regulatory actions, including emergency actions or regulations, have had a significant effect on the trading prices and liquidity of equity-linked instruments. Any governmental or regulatory action that similarly restricts the ability of investors in, or potential purchasers of, the convertible preferred stock to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could similarly adversely affect the trading price and the liquidity of the convertible preferred stock. See “Risk Factors Relating to our Common Stock—The price of our common stock may fluctuate significantly.”

Volatility in the market price and trading volume of our common stock could adversely affect the trading price of the convertible preferred stock.

The stock market in recent years, including recently in connection with the COVID-19 pandemic, has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or counterparties regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely affect the trading price of the convertible preferred stock. This trading activity could, in turn, affect the trading prices of the convertible preferred stock.

Upon conversion of the convertible preferred stock, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our related obligation.

A holder of shares of the convertible preferred stock that elects to convert such shares will be exposed to fluctuations in the value of our common stock during the period from the date such holder exercises such right until the date we settle our related conversion obligation.

Upon conversion of the convertible preferred stock (except for conversions in connection with a fundamental change where the relevant stock price is less than the conversion price), if we elect, or have previously irrevocably elected, to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your convertible preferred stock will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 20 trading day observation period. If the price of our common stock decreases during any such period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation in respect of your convertible preferred stock will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our obligation in respect of a conversion of convertible preferred stock solely in shares of our common stock (except for conversions in connection with a fundamental change where the relevant stock price is less than the conversion price), we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of consideration that you receive will be adversely affected and would be less than the conversion value of the convertible preferred stock on the conversion date.

Upon conversion of the convertible preferred stock in connection with a fundamental change where the relevant stock price is less than the conversion price, we will be required to settle any such conversion on the fundamental change settlement date (as defined under “Description of Convertible Preferred Stock—Conversion Rights—Adjusted Conversion Rate Upon a Fundamental Change”). Accordingly, if the price of our common stock decreases during the period between the relevant conversion date and the fundamental change settlement date, the value of consideration that you will receive upon conversion of your convertible preferred stock will be adversely affected and would be less than the conversion value of the convertible preferred stock on the conversion date.

In addition (other than in the case of a fundamental change described in clause (i) of the definition of “fundamental change” where the holders of our common stock receive only cash in the fundamental change), the amount of consideration that you will receive upon conversion of your convertible preferred stock will be determined by reference to the average of the closing prices of our common stock for each day of a five consecutive trading day period ending on the third business day prior to the fundamental change settlement date. If the price of our common stock decreases during such period, the amount and/or value of consideration that you receive will be adversely affected. In addition, if the market price of our common stock on the fundamental change settlement date is below the average of the closing prices of our common stock during such period, the value of shares of our common stock that you will receive in satisfaction of our conversion obligation in respect of your convertible preferred stock will be less than the value used to determine the number of shares that you will receive.

Certain settlement terms of the convertible preferred stock do not reflect a standard settlement cycle for our common stock.

Trades of our common stock in the secondary market generally settle in two business days unless parties to that trade expressly agree otherwise. However, any shares of our common stock due upon conversion of the convertible preferred stock are due on the third business day following the relevant conversion date (if we elect to satisfy our conversion obligation solely in shares of our common stock) or on the third business day following the observation period (if we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock). To the extent a converting holder expects to receive common stock from us on a normal secondary market settlement cycle, it will not be able to do so unless it has made separate arrangements in the secondary market.

Under certain circumstances, you may be treated as receiving a taxable distribution on the convertible preferred stock even though you do not receive any actual cash distribution.

We may, at our option, pay dividends wholly or partly in our common stock, as described under “Description of Convertible Preferred Stock—Dividends.” Any such dividends will still be treated as distributions taxable in the same manner as cash distributions. In addition, for U.S. federal income tax purposes, you may be treated as receiving a constructive distribution from us with respect to the convertible preferred stock if (1) the conversion rate of the convertible preferred stock is adjusted (or fails to be adjusted) and, as a result of the adjustment (or failure to adjust), your proportionate interest in our assets or earnings and profits is increased, and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. For example, if the conversion rate is adjusted as a result of a distribution that is taxable to the holders of our common stock, such as a cash dividend, you may be deemed to have received a “constructive distribution” of our stock. Thus, under certain circumstances, an adjustment to the conversion rate might give rise to a taxable deemed dividend to you even though you do not actually receive any cash or other distribution in connection with such adjustment. If you are a Non-U.S. Holder (as defined under “United States Federal Income Tax Considerations”), such constructive dividend may be subject to U.S. federal withholding tax at a 30% rate unless certain conditions are satisfied. If we pay withholding taxes on your behalf as a result of an adjustment to the conversion rate, we may, at our option, withhold such payments from other amounts such as cash or common stock otherwise due to you. For further details, see “United States Federal Income Tax Considerations.”

Risk Factors Relating to our Common Stock

The price of our common stock may fluctuate significantly.

The convertible preferred stock is convertible into our common stock and/or cash, in each case, based on the market price of our common stock.

The market price of our common stock may fluctuate significantly in response to many factors, including those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended

December 28, 2019, subsequently filed Quarterly Reports on Form 10-Q, other documents incorporated by reference herein, and the factors listed in “Special Note Regarding Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus and:

•	continuation and potential worsening of the COVID-19 pandemic and response of governments and other third parties thereto;

•	actual or anticipated variations in our operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the industry, generally;

•	increases in market interest rates that lead purchasers of our shares to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement; and

•	general market and economic conditions.

Holders who receive our common stock upon conversion of their convertible preferred stock will be subject to the risk of volatile and depressed market prices of our common stock. In addition, many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of the financial condition, results of operations, business or prospects of us and our subsidiaries. It is impossible to assure holders of the convertible preferred stock that the market price of our common stock will not fall in the future.

The convertible preferred stock may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the convertible preferred stock and the series D convertible preferred stock. For example, the market price of our common stock could become more volatile and could be depressed by:

•

investors’ anticipation of the sale into the market of a substantial number of additional shares of common stock issued upon conversion of the convertible preferred stock or the series D convertible preferred stock, if we elect, or have previously irrevocably elected, to satisfy our respective conversion obligation thereunder in whole or in part through the delivery of shares of our common stock;

•

possible sales of our common stock by investors who view the convertible preferred stock or the series D convertible preferred stock as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the convertible preferred stock or the series D convertible preferred stock, as applicable, and our common stock.

Anti-takeover provisions in our certificate of incorporation, bylaws and Connecticut law may make acquisition of us more difficult.

Anti-takeover provisions in our certificate of incorporation and Connecticut law may make an acquisition of us more difficult. These provisions:

•

authorize our board of directors to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class, and if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

•	require supermajority vote of stockholders in order to consummate a merger or other business combination transaction; and

•	establish advance notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings.

These provisions may deter an acquisition of us that might otherwise be attractive to stockholders.

USE OF PROCEEDS

We will not directly receive any of the proceeds from this remarketing of shares of the convertible preferred stock. See “Remarketing.” However, upon a successful remarketing, the proceeds will automatically be applied to satisfy in full the related 2017 equity unit holders’ obligations to purchase our common stock under their purchase contracts. If any proceeds remain from the remarketing of the convertible preferred stock after this application, the remarketing agents will remit such proceeds for the benefit of holders of such 2017 equity units, on a pro rata basis.

See “Relationship of the Equity Units to the Remarketing.”

RELATIONSHIP OF THE EQUITY UNITS TO THE REMARKETING

In May 2017, we issued 7,500,000 2017 equity units in a registered public offering (the “original offering”). Each 2017 equity unit was initially comprised of (i) a purchase contract under which the holder agreed to purchase a variable number of shares of our common stock for $100 in cash at the specified settlement rate, and (ii) a 1/10, or 10%, undivided beneficial ownership interest in one share of the convertible preferred stock, without par value, with a liquidation preference of $1,000 per share that corresponds to the stated amount of $100 per 2017 equity unit. In order to secure their obligations under the purchase contracts, holders of the 2017 equity units pledged their shares of the convertible preferred stock to us through a collateral agent.

Under the terms of the 2017 equity units, the Company has engaged Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC as remarketing agents to remarket shares of the convertible preferred stock on behalf of the holders, pursuant to a remarketing agreement.

Pursuant to the terms of the 2017 equity units and the convertible preferred stock, the remarketing agents will use their reasonable best efforts to remarket the convertible preferred stock under the terms of, and subject to the conditions contained in, the remarketing agreement among us, the remarketing agents and The Bank of New York Mellon Trust Company, N.A., not individually but solely as purchase contract agent and as attorney-in-fact of the holders of purchase contracts. Among other things, this remarketing is conditioned on the remarketing agents remarketing the convertible preferred stock at a price equal to or greater than $750 million, or $1,000 per share. See “The Remarketing” in this prospectus supplement.

If this remarketing is not successful, the shares of the convertible preferred stock, which are part of 2017 equity units (and pledged in connection therewith), will automatically be delivered to us to satisfy in full the related 2017 equity unit holders’ obligations to purchase our common stock under their purchase contracts, unless any such holder elects to settle its purchase contracts with cash.

We will not directly receive any of the proceeds from this remarketing. See “Use of Proceeds.”

DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

The description in this prospectus supplement is a summary of some of the terms of the convertible preferred stock. The description of the convertible preferred stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, as amended (our “certificate of incorporation”), including the certificate of amendment creating the convertible preferred stock and the certificate of amendment modifying certain terms of the convertible preferred stock in connection with this remarketing, and our by-laws, as currently in effect, and applicable laws. Copies of the certificates of amendment and the form of stock certificate evidencing the convertible preferred stock are available upon request from us.

In this “Description of Convertible Preferred Stock,” “we,” “us” and “our” refer only to Stanley Black & Decker, Inc., and not to any of its subsidiaries.

General

Under our certificate of incorporation, an authorized committee of our board of directors designated 750,000 shares of our authorized but unissued preferred stock as, and approved a certificate of amendment creating, a series of our preferred stock designated as the 0% Series C Cumulative Perpetual Convertible Preferred Stock. In addition, in connection with this remarketing, an authorized committee of our board of directors, in consultation with the remarketing agents, approved a further certificate of amendment with respect to such preferred stock, increasing the dividend rate thereon and the conversion rate thereof and changing the earliest redemption date to a later date, in each case as described in this section “Description of Convertible Preferred Stock.” We refer herein to such remarketed preferred stock as the “convertible preferred stock.”

We do not intend to list the convertible preferred stock on any national securities exchange, and we do not intend to include the convertible preferred stock in any automated quotation system.

Ranking

The convertible preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to all classes or series of our common stock, and if issued, our authorized Series A Junior Participating Preferred Stock, and to any other class or series of our capital stock expressly designated as ranking junior to the convertible preferred stock;

•

on parity with any other class or series of our capital stock expressly designated as ranking on parity with the convertible preferred stock (including our 0% Series D Cumulative Perpetual Preferred Stock (the “Series D convertible preferred stock”) underlying our equity units issued in November 2019 (the “2019 equity units”));

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the convertible preferred stock; and

•	junior to our existing and future indebtedness and other liabilities (including trade payables).

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, will rank senior in right of payment to the convertible preferred stock.

In the case of our liquidation, dissolution or winding up, holders of the convertible preferred stock will not have the right to receive any payment or distribution unless all of our liabilities are first paid in full and the priority of any senior stock is satisfied.

As of March 28, 2020, except for $750 million in aggregate liquidation preference of the series D convertible preferred stock, which ranks on parity with the convertible preferred stock, we had no capital stock outstanding that is senior to or on parity with the convertible preferred stock, and we owned substantially all the capital stock of our subsidiaries. As of March 28, 2020, we had approximately $4,554.3 million principal amount of outstanding long-term indebtedness, all of which is senior in right of payment to the convertible preferred stock. In addition, the convertible preferred stock will be structurally subordinated to all debt, preferred stock and other liabilities of our subsidiaries, which means that creditors and preferred stockholders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the convertible preferred stock would have any claims to those assets.

Dividends

In connection with the remarketing of the convertible preferred stock contemplated hereby, the dividend rate on the convertible preferred stock will be increased. Holders of the convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, cumulative dividends (i) from, and including, May 15, 2020 to, but excluding, May 15, 2023 (the “dividend step-up date”) at a fixed rate equal to     % per annum of the $1,000 per share liquidation preference (equivalent to $                per annum per share) and (ii) from, and including, the dividend step-up date at a fixed rate equal to     % per annum of the $1,000 per share liquidation preference (equivalent to $                per annum per share). Cumulative dividends on the convertible preferred stock will be payable, when, as and if authorized and declared by our board of directors out of funds legally available for the payment of dividends, on the $1,000 liquidation preference per share of the convertible preferred stock. Our certificate of incorporation allows us to elect to pay any such dividends in cash, shares of our common stock, or a combination of cash and shares of our common stock. If this remarketing is successful, we will pay all dividends on the convertible preferred stock, when, as and if declared by our board of directors, solely in cash.

Dividends will accumulate from May 15, 2020 or, if dividends shall have been paid on the convertible preferred stock thereafter, from the most recent date of payment, and will be payable to investors quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, each a “dividend payment date,” commencing on August 15, 2020, to the person whose name appears in our stock records at the close of business on the applicable record date, which will be the first day of the month on which the relevant dividend payment date falls (whether or not a business day) or, if the shares of the convertible preferred stock are held in global book-entry form, the record date will be the business day immediately preceding the applicable dividend payment date. We refer to each period beginning on and including a dividend payment date (or, if no dividends have been paid on the convertible preferred stock, May 15, 2020) to, but excluding, the next dividend payment date as a “dividend period.”

We will calculate dividends on the convertible preferred stock on the basis of a 360-day year of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the convertible preferred stock will cease to accumulate upon conversion or redemption, as described below.

If a dividend payment date falls on a date that is not a business day, such dividend payment date will be postponed and made on the next succeeding business day with the same force and effect as if made on the relevant scheduled dividend payment date, and no interest on such payment will accrue in respect of the delay, provided that, if such business day falls in the next succeeding calendar month, the dividend payment date will be brought forward to the immediately preceding business day.

Dividends on the convertible preferred stock will accumulate whether or not:

•	we have earnings;

•	there are funds legally available for the payment of those dividends; or

•	those dividends are authorized or declared.

So long as any shares of the convertible preferred stock remain outstanding, except as described below, unless full cumulative dividends on the convertible preferred stock for all past dividend periods (including compounded dividends thereon) shall have been or contemporaneously are declared and paid or declared and a sum or number of shares of common stock sufficient for the payment thereof is set apart for payment, we will not:

•

declare and pay or declare and set aside for payment of dividends, and we will not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, on parity with or junior to the convertible preferred stock (including the Series D convertible preferred stock), for any period;

•

redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of our capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the convertible preferred stock (including the Series D convertible preferred stock); or

•

make any contract adjustment payments under the purchase contracts relating to the 2019 equity units or any payment under any similar agreement providing for the issuance by us of capital stock on a forward basis.

The foregoing sentence, however, will not prohibit:

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purchases, redemptions or other acquisitions of shares of capital stock ranking junior to the convertible preferred stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

•

purchases of shares of our common stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the first dividend period for which dividends are unpaid, including under a contractually binding stock repurchase plan;

•

the purchase of, or the payment of cash in lieu of, fractional interests in shares of capital stock ranking junior to the convertible preferred stock issued by us (i) in connection with a bona fide acquisition of a business or (ii) pursuant to the conversion or exchange provisions of such capital stock or securities convertible into or exchangeable for such capital stock;

•

any declaration of a dividend on our capital stock in connection with the implementation of a shareholders rights plan designed to protect us against unsolicited offers to acquire our capital stock, or the issuance of our capital stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

•	delivery to us of shares of the Series D convertible preferred stock upon unsuccessful final remarketing thereof in satisfaction of its holders’ obligations under the related purchase contracts;

•

dividends or distributions payable solely in capital stock ranking junior to the convertible preferred stock (including contract adjustment payments on the purchase contracts relating to the 2019 equity units and dividends on the Series D convertible preferred stock, in each case, payable in shares of our common stock), or warrants, options or rights to acquire such capital stock, other than any indebtedness or our capital stock ranking, as to dividends or upon liquidation, on parity with or senior to the convertible preferred stock, in each case, convertible into our capital stock ranking junior to the convertible preferred stock; or

•	the conversion into or exchange for other shares of any class or series of capital stock ranking junior to the convertible preferred stock.

We will not permit any of our subsidiaries to purchase or otherwise acquire for consideration any shares of our stock unless we could, under the above paragraph, purchase or otherwise acquire such shares at such time and in such manner. We refer to the provisions described in this paragraph and the above paragraph as the “dividend blocker provisions.”

When we do not pay dividends in full (or do not set apart a sum sufficient to pay them in full) on the convertible preferred stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the convertible preferred stock, we will declare any dividends upon the convertible preferred stock and each such other class or series of capital stock ranking, as to dividends, on parity with the convertible preferred stock pro rata, so that the amount of dividends declared per share of the convertible preferred stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the convertible preferred stock and such other class or series of capital stock (which will not include any accumulation in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other.

Any accumulated and unpaid dividends will accumulate additional dividends at the then-current dividend rate until paid, compounded quarterly, to, but excluding, the dividend payment date. We refer to these additional dividends that accumulate on accumulated and unpaid dividends as “compounded dividends.”

Holders of shares of the convertible preferred stock are not entitled to any dividends in excess of the full cumulative dividends (including compounded dividends) on the convertible preferred stock as described above. Any dividend payment made on the convertible preferred stock will first be credited against the earliest accumulated but unpaid dividends due with respect to those shares which remain payable.

No dividend will be paid unless and until our board of directors declares a dividend payable with respect to the convertible preferred stock. Our ability to declare and pay dividends and make other distributions with respect to our capital stock, including the convertible preferred stock, may be limited by the terms of any indentures, loan agreements or other financing arrangements that we enter into in the future. In addition, our ability to declare and pay dividends may be limited by applicable Connecticut law.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any dividend (or any portion of any dividend) on the convertible preferred stock (whether or not for a current dividend period or any prior dividend period), determined pursuant to our certificate of incorporation in our sole discretion as follows:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

We will make each payment of a dividend on the convertible preferred stock, when, as and if declared by our board of directors, in cash, except to the extent we elect, or have previously elected, to make all or any portion of such payment in shares of our common stock. We will give the holders of the convertible preferred stock notice of any election with respect to any particular dividend payment, the portion of such payment that will be made in cash and the portion of such payment that will be made in common stock no later than eight scheduled trading days prior to the dividend payment date for such dividend.

If we elect, or have previously elected, to make any such payment of a dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average of the daily VWAPs (as defined below) per share of our common stock over the five consecutive trading day period ending on the third trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%. No fractional shares of common stock will be delivered to the holders of the convertible preferred stock in respect of dividends. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on (i) the five-day average price and (ii) the aggregate number of shares of the convertible preferred stock held by such holder (or, if the convertible preferred stock is held in global book-entry form, based on the applicable procedures of the depositary for determining such number of shares).

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, we will, to the extent such a registration statement is not currently filed and effective, use our reasonable best efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable by non-affiliates of ours without registration. To the extent applicable, we will also use our reasonable best efforts to have the shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on the New York Stock Exchange (or if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

If this remarketing is successful, we will pay all dividends on the convertible preferred stock, when, as and if declared by our board of directors, solely in cash.

Any dividends paid in shares of our common stock will be subject to the listing standards of the New York Stock Exchange, if applicable.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our common stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the convertible preferred stock, holders of shares of the convertible preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, a liquidation preference of $1,000 per share of the convertible preferred stock, plus an amount equal to any accumulated and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment, but subject to the prior payment in full of all our liabilities and the payment of our senior stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of the convertible preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on parity with the convertible preferred stock in the distribution of assets, then holders of shares of the convertible preferred stock and each such other class or series of capital stock ranking, as to voluntary or involuntary liquidation rights, on parity with the convertible preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of shares of the convertible preferred stock will be entitled to written notice of any event triggering the right to receive a distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of the convertible preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

No Maturity

The convertible preferred stock has no maturity date, but we are permitted to redeem the convertible preferred stock as described under “—Optional Redemption.” Accordingly, the convertible preferred stock will remain outstanding indefinitely unless a holder of shares of the convertible preferred stock decides, subject to satisfaction of the conditions described herein, to convert it, or we elect to redeem it. See “—Conversion Rights” and “—Optional Redemption” below.

Optional Redemption

In connection with this remarketing, the earliest redemption date for the convertible preferred stock will be changed to a later date. Accordingly, we will not have the right to redeem any shares of the convertible preferred stock before May 15, 2021. On or after May 15, 2021, we will have the option to redeem some or all the shares of the convertible preferred stock at a redemption price equal to 100% of the liquidation preference per share, plus any accumulated and unpaid dividends, if any (whether or not declared) to, but excluding, the redemption date. The redemption price will be paid solely in cash.

In the event of a redemption, we will request that the depositary notify its participants holding the convertible preferred stock or, if the convertible preferred stock is in certificated form, send a written notice by first class mail to each holder of record of the convertible preferred stock at such holders registered address, not fewer than 25 scheduled trading days nor more than 90 calendar days prior to the redemption date, stating, among other things, the redemption price and the settlement method of the convertible preferred stock if the holder elects to convert. In addition, we will (i) issue a press release containing such information and (ii) publish such information on our website.

If we give notice of redemption, then, by 12:00 p.m., New York City time, on the redemption date, to the extent funds are legally available, we shall, with respect to:

•

shares of the convertible preferred stock held by the Depository Trust Company (“DTC”) or its nominees, deposit or cause to be deposited, irrevocably with DTC cash sufficient to pay the redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to holders of such shares of the convertible preferred stock; and

•

shares of the convertible preferred stock held in certificated form, deposit or cause to be deposited, irrevocably with the paying agent cash sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to holders of such shares of the convertible preferred stock upon surrender to the paying agent of their certificates evidencing their shares of the convertible preferred stock.

If on the redemption date DTC or the paying agent holds cash sufficient to pay the redemption price for the shares of the convertible preferred stock delivered for redemption in accordance with the terms of our certificate of incorporation, dividends, if any, will cease to accumulate on those shares of the convertible preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price. Payment of the redemption price for the shares of the convertible preferred stock is conditioned upon book-entry transfer of or physical delivery of certificates representing the convertible preferred stock, together with necessary endorsements, to the paying agent, or to the paying agent’s account at DTC, at any time after delivery of the redemption notice. Payment of the redemption price for the convertible preferred stock will be made (i) if book-entry transfer of or physical delivery of the convertible preferred stock has been made by or on the redemption date, on the redemption date, or (ii) if book-entry transfer of or physical delivery of the convertible preferred stock has not been made by or on such date, at the time of book-entry transfer of or physical delivery of the convertible preferred stock.

If the redemption date falls after a record date and before the related dividend payment date, holders of the shares of the convertible preferred stock at the close of business on that record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date. The redemption price payable on such redemption date will include only the liquidation preference but will not include any amount in respect of dividends declared and payable on such corresponding dividend payment date.

In the case of any partial redemption, we will select the shares of the convertible preferred stock to be redeemed on a pro rata basis, by lot or any other method that we, in our discretion, deem fair and appropriate.

We do not have the right to authorize, issue a press release or give notice of redemption unless (a) we have funds legally available for the payment of the aggregate redemption price and (b) prior to giving the notice, (i) all accumulated and unpaid dividends on the convertible preferred stock (whether or not declared) for dividend periods ended prior to the date of such notice of redemption shall have been or contemporaneously are declared and paid out of legally available funds and (ii) if the redemption date occurs following a record date that occurs prior to the related dividend payment date, a cash dividend for the related dividend period has been declared and sufficient funds legally available therefor have been set aside for payment of such dividend.

Limited Voting Rights

Holders of shares of the convertible preferred stock generally do not have any voting rights, except as set forth below and as required by law. In matters where holders of the convertible preferred stock are entitled to vote, each share of the convertible preferred stock shall be entitled to one vote.

Preferred Stock Directors

If dividends on the convertible preferred stock have not been declared and paid in full for six or more dividend periods, whether or not consecutive (which we refer to as a “preferred dividend default”), holders of shares of the convertible preferred stock (voting together as a class with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable (and with voting rights allocated pro rata based on the liquidation preference of the convertible preferred stock and each such other class or series of preferred stock)) will be entitled to vote for the election of two additional directors to serve on our board of directors (which we refer to as “preferred stock directors”), until all accumulated unpaid dividends with respect to the convertible preferred stock and any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid or declared and a sum sufficient for payment is set aside for such payment. In such a case, the number of directors serving on our board of directors will be increased by two. The preferred stock directors will be elected by a plurality of the votes cast in the election to serve until the next annual meeting and each preferred stock director will serve until his successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier. The election will take place at:

•

a special meeting called by holders of at least 10% of the outstanding shares of the convertible preferred stock together with any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable, if this request is received more than 90 calendar days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting within 90 calendar days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders; and

•

each subsequent annual meeting (or special meeting held in its place) until all accumulated dividends on the convertible preferred stock and on any other class or series of preferred upon which like voting rights have been conferred and are exercisable have been paid in full for all past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

If and when all accumulated dividends on the convertible preferred stock and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable shall have been paid in full or a sum sufficient for such payment in full is set aside for payment, holders of shares of the convertible preferred stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of any subsequent preferred dividend defaults) and the term of office of such preferred stock directors so elected will terminate and the entire board of directors will be reduced accordingly. Each preferred stock director shall be entitled to one vote on any matter.

When a Supermajority Vote is Required

So long as any shares of the convertible preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of the convertible preferred stock together with each other class or series of preferred stock ranking on parity with the convertible preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up and upon which like voting rights have been conferred (voting as a single class):

•

authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to the convertible preferred stock with respect to payment of dividends, or the distribution of assets upon the liquidation, dissolution or winding up of our affairs, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

•

amend, alter or repeal the provisions of our certificate of incorporation so as to materially and adversely affect any right, preference, privilege or voting power of the convertible preferred stock; or

•

consummate a binding share exchange or reclassification involving the shares of the convertible preferred stock or a merger or consolidation of us with another entity, unless either (i) the shares of the convertible preferred stock remain outstanding and have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the convertible preferred stock immediately prior to such consummation, taken as a whole, or (ii) in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares of the convertible preferred stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, such surviving or resulting entity or ultimate parent is organized under the laws of the United States, any state thereof or the District of Columbia and treated as a corporation for U.S. federal income tax purposes, and such preference securities have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the convertible preferred stock immediately prior to such consummation, taken as a whole;

provided that the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to pre-emptive or similar rights or otherwise, of any series of preferred stock (including the convertible preferred stock), ranking equally with and/or junior to the convertible preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon our liquidation, dissolution and winding-up, shall not be deemed to adversely affect the rights, preferences, privileges or voting powers of the convertible preferred stock, and shall not require the affirmative vote or consent of the holders of the convertible preferred stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified above would adversely affect one or more but not all series of parity stock (including the convertible preferred stock for this purpose), then only the one or more series of parity stock adversely affected and entitled to vote, rather than all series of parity stock, shall vote as a class.

Without the consent of the holders of the convertible preferred stock, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the convertible preferred stock, and limitations and restrictions thereof, we may amend, alter, supplement, or repeal any terms of the convertible preferred stock for the following purposes:

•

to cure any ambiguity or mistake, or to correct or supplement any provision contained in our certificate of incorporation establishing the terms of the convertible preferred stock that may be defective or inconsistent with any other provision contained in our certificate of incorporation;

•

to make any provision with respect to matters or questions relating to the convertible preferred stock that is not inconsistent with the provisions of our certificate of incorporation establishing the terms of the convertible preferred stock; or

•	to waive any of our rights with respect thereto;

provided that any such amendment, alteration, supplement or repeal of any terms of the convertible preferred stock effected in order to conform the terms thereof to the description of the terms of the convertible preferred stock set forth under this “Description of Convertible Preferred Stock” section shall be deemed not to adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the convertible preferred stock.

Holders of shares of the convertible preferred stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any increase in the number of authorized shares of the convertible preferred stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to the convertible preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, except as set forth above.

Holders of shares of the convertible preferred stock will not have any voting rights with respect to, and the consent of the holders of shares of the convertible preferred stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the convertible preferred stock, except as set forth above.

In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed upon proper procedures all outstanding shares of the convertible preferred stock.

Conversion Rights

General

Holders of shares of the convertible preferred stock may, at their option, at any time and from time to time, convert some or all of their outstanding shares of the convertible preferred stock.

The conversion rate will initially be                  shares of our common stock per share of the convertible preferred stock, which is equivalent to a conversion price as of the date of this prospectus supplement of approximately $                 per share of our common stock (subject to adjustment upon occurrence of certain events). Upon conversion of the convertible preferred stock, we will settle our conversion obligations in the manner set forth under “—Settlement Upon Conversion.”

Upon settlement of a conversion of the convertible preferred stock and except as set forth in the immediately succeeding paragraph, a holder will not receive payment of accumulated and unpaid dividends, if any, as described under “—Dividends,” and we will not make any payments in respect of or adjust the conversion rate to account for accumulated and unpaid dividends to the conversion date, except as provided under “—Adjusted Conversion Rate Upon a Fundamental Change.”

If a holder of shares of the convertible preferred stock exercises its conversion rights, on and after the conversion date, those shares will cease to cumulate dividends (if any) as of the end of the day immediately preceding the conversion date. A holder of shares of the convertible preferred stock on the record date for the payment of a dividend will receive that dividend notwithstanding a conversion of the convertible preferred stock following such record date to the dividend payment date. However, the convertible preferred stock surrendered for conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted; provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding dividend payment date; or

•	if we have specified a fundamental change conversion deadline (as defined below) that is after a record date and on or prior to the corresponding dividend payment date.

In case any shares of the convertible preferred stock are to be redeemed, the right to convert those shares of the convertible preferred stock will terminate at 5:00 p.m., New York City time, on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price of those shares of the convertible preferred stock.

Adjusted Conversion Rate Upon a Fundamental Change

If a fundamental change (as defined below) occurs, a holder may elect to convert its shares of the convertible preferred stock in connection with the fundamental change (such right of conversion, “fundamental change conversion right”). If the relevant stock price (as defined below) is less than the applicable conversion price of the convertible preferred stock, any such conversion in connection with the fundamental change will be at an adjusted conversion rate that will be equal to the $1,000 liquidation preference plus all accumulated and unpaid dividends, if any, to, but excluding the fundamental change settlement date described below (unless the conversion date for a share of the convertible preferred stock occurs after the record date for the payment of declared dividends and prior to the related dividend payment date, in which case the conversion rate calculation for such share will not include accumulated and unpaid dividends that will be paid to holders of record on such record date) divided by the average of the closing prices of our common stock for each of the five consecutive trading days ending on the third business day prior to the fundamental change settlement date (or, in the case of a fundamental change described in clause (i) of the definition of fundamental change where the holders of our common stock receive only cash in the fundamental change, the cash amount paid per share of our common stock) (such average of the closing prices or such cash amount, as applicable, the “fundamental change settlement price”). Notwithstanding the foregoing, in no event will the conversion rate exceed 14.5702 shares of common stock per share of the convertible preferred stock (subject to adjustment as set forth under “—Conversion Rate Adjustments”), which is equal to the $1,000 liquidation preference divided by 50% of $138.10 (the closing price of our common stock on the pricing date of the original offering (as defined under “Relationship of the Equity Units to the Remarketing”)), as adjusted for conversion rate adjustments effected after such date (the “fundamental change conversion rate cap”).

The conversion price as of any time is equal to $1,000 divided by the conversion rate as of such time.

A conversion of the convertible preferred stock will be deemed for these purposes to be “in connection with” such a fundamental change (regardless of the stock price) if the conversion date occurs from, and including, the effective date of such fundamental change to, and including, the date we specified in the fundamental change company notice as the last date on which a holder of the convertible preferred stock may exercise the fundamental change conversion right for that fundamental change, which we refer to as the “fundamental change conversion deadline.” The fundamental change conversion deadline will be a date no less than 20 business days nor more than 35 business days after the effective date of such fundamental change.

A “fundamental change” will be deemed to have occurred at the time after the convertible preferred stock was originally issued if any of the following occurs:

(i) any transaction or event (whether by means of a share exchange or tender offer applicable to our common stock, a liquidation, consolidation, recapitalization, reclassification, combination or merger of us or a sale, lease or other transfer of all or substantially all of our consolidated assets) or a series of related transactions or events occurs pursuant to which 50% or more of our outstanding common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property, more than 10% of which consists of cash, securities or other property that is not, or will not be upon consummation of such transaction, listed on a United States national or regional securities exchange for a period of 30 or more consecutive trading days; or

(ii) our common stock ceases to be listed or quoted on a United States national or regional securities exchange for 30 or more consecutive trading days.

The “stock price” in the fundamental change will be:

•

in the case of a fundamental change described in clause (i) of the definition of fundamental change above where the holders of our common stock receive only cash in the fundamental change, the cash amount paid per share of our common stock; and

•	in all other cases, the average of the closing prices of our common stock for the 10 consecutive trading days immediately prior to but not including the effective date of the fundamental change.

To the extent practicable, we will provide each holder of the convertible preferred stock with a notice of the anticipated effective date of a fundamental change at least 20 business days prior to such anticipated effective date, but in any event not later than two business days following our becoming aware of the occurrence of such fundamental change. In addition, we will send a notice to holders of a fundamental change within five business days after the effective date of the fundamental change (the “fundamental change company notice”). Such fundamental change company notice will state:

•	the events constituting the fundamental change;

•	the effective date of the fundamental change;

•	the name and address of the paying agent and the conversion agent;

•

the conversion rate and, if the relevant stock price is less than the conversion price, any adjustment to the conversion rate that will result from the fundamental change (including the formula for determination of the adjusted conversion rate);

•	the procedures that the holder of the convertible preferred stock must follow to exercise the fundamental change conversion right;

•	the fundamental change conversion deadline;

•

the settlement method for all conversions in exercise of the fundamental change conversion right, including, in the case of combination settlement, the amount of cash per share of the convertible preferred stock we will pay in settlement of any such conversions; and

•

if the relevant stock price is less than the conversion price, the date on which all conversions in exercise of the fundamental change conversion right will be settled (the “fundamental change settlement date”), which will be the third business day immediately following the fundamental change conversion deadline.

To exercise the fundamental change conversion right, a holder of shares of the convertible preferred stock must deliver, on or before the close of business on the fundamental change conversion deadline, the convertible preferred stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our conversion agent. The conversion notice will state:

•	the relevant fundamental change conversion date; and

•	the number of shares of the convertible preferred stock to be converted pursuant to the fundamental change conversion right.

If the convertible preferred stock is held in global form, the conversion notice must comply with applicable DTC procedures.

If the relevant stock price is greater than or equal to the conversion price, the convertible preferred stock as to which the fundamental change conversion right has been properly exercised will be converted into cash, shares of our common stock or a combination thereof at our election, unless we have previously irrevocably elected a settlement method to apply, in accordance with “—Settlement Upon Conversion” below. If the relevant stock price is less than the conversion price, then notwithstanding anything herein to the contrary (including settlement procedures described under “—Settlement Upon Conversion”) , we can elect, unless we have previously irrevocably elected a settlement method to apply, to settle conversions in connection with a valid exercise of the fundamental change conversion right through cash settlement, combination settlement or physical settlement, as follows:

•	any such conversions will settle on the fundamental change settlement date;

•

if we have validly elected physical settlement, we will deliver, in respect of each share of the convertible preferred stock, a number of shares of common stock (and cash in lieu of any fractional shares) equal to the conversion rate described above;

•

if we have validly elected cash settlement, we will deliver an amount of cash per share of the convertible preferred stock equal to the conversion rate described above multiplied by the fundamental change settlement price; and

•

if we have validly elected combination settlement, we will deliver, in addition to the amount of cash per share of the convertible preferred stock specified in the fundamental change company notice, a number of shares of common stock (and cash in lieu of any fractional shares) equal to a fraction, the numerator of which is (i) the conversion rate described above multiplied by the fundamental change settlement price minus (ii) the amount of cash per share specified in the fundamental change company notice, and the denominator of which is the fundamental change settlement price.

If the holders of our common stock receive only cash in a reorganization event (as defined under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”), then notwithstanding the foregoing, for all conversions in connection with a fundamental change that occur after the effective date of such transaction where the relevant stock price is less than the conversion price, the consideration due upon conversion of each such share of the convertible preferred stock shall be solely cash in an amount equal to the conversion rate as modified by this “—Adjusted Conversion Rate Upon a Fundamental Change,” multiplied by the fundamental change settlement price for such transaction.

We will, to the extent applicable, comply with listing standards of the New York Stock Exchange in connection with the issuance of our common stock upon any exercise of the fundamental change conversion right.

Conversion Procedures

Holders of shares of the convertible preferred stock represented by a beneficial interest in a global security may convert their shares by complying with the depositary’s procedures and, if required, by paying any dividends as described in this prospectus supplement. Holders of shares of the convertible preferred stock in certificated form may convert some or all of their shares by surrendering to us at our principal office or at the office of our conversion agent, as may be designated by our board of directors or a committee thereof, the certificate or certificates, if any, for the shares of the convertible preferred stock to be converted, accompanied by a written notice stating that the holder of shares of the convertible preferred stock elects to convert all or a specified whole number of those shares in accordance with the provisions described in this prospectus supplement and specifying the name or names in which the holder of shares of the convertible preferred stock wishes the certificate or certificates, if any, for the shares of our common stock to be issued. If the notice specifies a name or names other than the name of the holder of shares of the convertible preferred stock, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of our common stock in that name or names. Other than such transfer taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of our common stock upon conversion of shares of the convertible preferred stock. The date on which the foregoing procedures have been complied with will be deemed the “conversion date” with respect to a share of the convertible preferred stock.

As promptly as practicable after the conversion date with respect to any shares of the convertible preferred stock, we will reflect in our stock records the cancellation of the convertible preferred stock that is being converted and the issuance of such number of validly issued, fully paid and non-assessable shares of our common stock to which the holders of such shares of the convertible preferred stock are entitled as a result of the conversion, if any, as of such conversion date (in the case of any physical settlement) or the final day of the observation period (in the case of a combination settlement). In addition, if the common stock to be issued upon conversion is certificated, promptly after the issuance of the common stock certificate (or, if the convertible preferred stock is certificated, promptly after, and in any case, no later than (x) three business days after the surrender of the certificates representing the shares that are converted (in the case of physical settlement) and (y) three business days after the later of the surrender of the certificates representing the shares that are converted and the final day of the observation period (in the case of combination settlement)) we will deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and non-assessable shares of our common stock to which the holders of such shares of the convertible preferred stock, or the transferee of the holder of such shares of the convertible preferred stock, will be entitled and (ii) if the convertible preferred stock is then certificated and if less than the full number of shares of the convertible preferred stock represented by the surrendered certificate or certificates, if any, or specified in the notice, are being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the conversion date so that the rights of the holder of shares of the convertible preferred stock as to the shares being converted will cease, except for the right to receive the shares of our common stock.

Holders of shares of the convertible preferred stock are not eligible to exercise any rights of a holder of shares of our common stock until they have converted their shares of the convertible preferred stock into shares of our common stock, if any. If more than one share of the convertible preferred stock is surrendered for conversion by the same stockholder at the same time, the number of whole shares of our common stock issuable upon conversion of those shares of the convertible preferred stock will be computed on the basis of the total number of shares of the convertible preferred stock so surrendered.

We will at all times reserve and keep available, free from preemptive rights, out of our authorized but unissued shares of capital stock, for issuance upon the conversion of shares of the convertible preferred stock, a number of authorized but unissued shares of our common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of the convertible preferred stock (assuming, for such purposes, that physical settlement is applicable to all conversions).

Before the delivery of any securities upon conversion of shares of the convertible preferred stock, we will comply with all applicable federal and state laws and regulations. All shares of our common stock delivered upon conversion of shares of the convertible preferred stock, if any, will, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

Settlement Upon Conversion

To satisfy our obligations upon a conversion, we may elect to pay or deliver, as the case may be, solely shares of our common stock, together with cash in lieu of fractional shares (“physical settlement”), solely cash (“cash settlement”) or a combination of cash and our common stock (“combination settlement”). We refer to each of these elections as a “settlement method.”

We will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions occurring on different conversion dates, except that we will use the same settlement method for (x) all conversions following our delivery of a notice of redemption to holders of the convertible preferred stock to, and including, the related redemption date, regardless of the conversion date and (y) all conversions in connection with a fundamental change. If we elect a settlement method (if we have not previously irrevocably elected a settlement method to apply), we will inform holders so converting through the conversion agent of such settlement method we have selected no later than the second business day immediately following the related conversion date; provided that (x) in the case of any conversions of the convertible preferred stock called for redemption, we will elect our settlement method in the redemption notice (or, if we have previously irrevocably elected a settlement method, restate such election) and (y) in the case of a conversion in connection with a fundamental change, we will elect our settlement method in the fundamental change company notice (or, if we have previously irrevocably elected a settlement method, restate such election). If we elect or are deemed to have elected combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 liquidation preference of the convertible preferred stock, such specified dollar amount will be deemed to be $1,000. If we do not timely provide notice electing a settlement method in respect of any conversion of the convertible preferred stock, we will be deemed to have elected combination settlement and the specified dollar amount per $1,000 liquidation preference of the convertible preferred stock will be equal to $1,000.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder a number of shares of our common stock equal to the number of shares of the convertible preferred stock to be converted multiplied by the applicable conversion rate;

•

if we elect cash settlement, we will deliver to the converting holder, in respect of each $1,000 liquidation preference of the convertible preferred stock being converted, cash in an amount equal to the sum of the daily conversion values for each of the 20 consecutive trading days during the related observation period; and

•

if we elect or are deemed to have elected combination settlement, we will deliver to the converting holder in respect of each $1,000 liquidation preference of the convertible preferred stock being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 20 consecutive trading days during the observation period, will consist of:

•

cash equal to the lesser of (i) a dollar amount per share of the convertible preferred stock to be received upon conversion as specified by us in the notice regarding our chosen settlement method (the “specified dollar amount”), if any, divided by 20 (such quotient being referred to as the “daily measurement value”) and (ii) the daily conversion value for such trading day; and

•

to the extent the daily conversion value for such trading day exceeds the daily measurement value, a number of shares equal to (i) the difference between such daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

“Daily conversion value” means, for each of the 20 consecutive trading days during the observation period, one-twentieth of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such trading day.

The “daily VWAP” of our common stock means, for each relevant trading day, the per share volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SWK <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such VWAP is unavailable, the market price of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

“Observation period” means, with respect to any share of the convertible preferred stock being converted, the 20 consecutive trading day period beginning on and including the third trading day after the conversion date for such share of the convertible preferred stock, provided that if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the convertible preferred stock as described under “—Optional Redemption” and prior to the relevant redemption date, the observation period shall be the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding such redemption date.

If we elect physical settlement in respect of a conversion, we will deliver the settlement amount to converting holders on the third trading day following the conversion date, but such holders will be deemed to be the owners of the shares of our common stock included in the settlement amount as of the close of business on the conversion date. If we elect cash settlement or if we elect or are deemed to have elected combination settlement, we will pay or deliver, as the case may be, the settlement amount to converting holders on the third trading day following the final trading day of the relevant observation period and such holders will be deemed to be the owners of any of the shares of our common stock included in the settlement amount on the last trading day of the relevant observation period.

Without the consent of any holder of the convertible preferred stock, we may, by notice to the holders through the conversion agent, irrevocably elect a settlement method (and, if applicable, a specified dollar amount) to apply to any conversion following such notice (unless a settlement method has previously been designated) and, subject to the foregoing, specify the effective time of such election (which, for the avoidance of doubt, may be at any time subsequent to the delivery of such notice). We may make any such irrevocable election applicable solely for conversions in connection with a fundamental change, solely for conversions other than in connection with a fundamental change, or for both conversions in connection with a fundamental change and for such other conversions, in which case we may elect the same or different settlement method (and, if applicable, the same or different specified dollar amount) for conversions in connection with a fundamental change and for such other conversions. Our irrevocable election of a settlement method as described herein may be made by us in our sole discretion. If we irrevocably elect a settlement method and, if applicable, a specified dollar amount to apply as provided in this paragraph, following the effective time of such election, we will settle all conversions of the convertible preferred stock to which such irrevocable election is applicable solely in accordance with such election.

We will not issue fractional shares upon conversion of the convertible preferred stock. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP of our common stock on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP of our common stock on the last trading day of the relevant observation period (in the case of combination settlement).

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of any reorganization event (as defined below), at and after the effective time of such reorganization event, the conversion rate shall be determined by reference to the value of an exchange property unit, and we will deliver upon settlement of any conversion of the convertible preferred stock a number of exchange property units equal to the number of shares of our common stock that we would otherwise be required to deliver. However, at and after the effective time of the reorganization event, (i) we will, subject to our ability to irrevocably elect a settlement method, continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion, as set forth under “—Conversion Rights—Settlement Upon Conversion” and (ii)(x) any amount payable in cash upon conversion as set forth under “—Conversion

Rights—Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion as set forth under “—Conversion Rights—Settlement Upon Conversion” will instead be deliverable in the amount and type of exchange property (as defined below) that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP and fundamental change settlement price will be calculated based on the value of an exchange property unit that a holder of one share of our common stock would have received in such transaction. In the event holders of our common stock (other than any constituent person (as defined below) or affiliate thereof) have the opportunity to elect the form of consideration to be received in such transaction, the exchange property unit that holders of the convertible preferred stock are entitled to receive will be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election or (y) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. We will notify holders of the weighted average as soon as practicable after such determination is made. If the holders receive only cash in such transaction, then notwithstanding anything herein to the contrary for all conversions that occur after the effective date of such transaction (other than conversions in connection with a fundamental change where the relevant stock price is less than the conversion price) (i) the consideration due upon conversion of each share of the convertible preferred stock shall be solely cash in an amount equal to the conversion rate in effect on the conversion date, multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third scheduled trading day immediately following the conversion date. In addition, we will amend our certificate of incorporation (1) to provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” below, (2) in the case of any transaction that results in the common equity of any entity other than us (or, for the avoidance of doubt, our successor in such transaction) being included as exchange property, (a) by replacing references to “ us” or “ our” (and similar references) in the definitions of “ fundamental change” with references to that other entity and (b) by causing the dividend blocker provisions to apply to that other entity, with its equity securities being deemed stock ranking junior to the convertible preferred stock for this purpose and (3) to include such additional provisions to protect the interests of the holders of the convertible preferred stock as our board of directors or an authorized committee thereof reasonably considers necessary by reason of the foregoing. We will not become party to any such transaction unless its terms are consistent with the foregoing.

In connection with any adjustment to the conversion rate described below, we will also adjust the initial dividend threshold (as defined under “—Conversion Rate Adjustments”) based on the number of shares of common stock comprising the exchange property and (if applicable) the value of any non-stock consideration comprising the exchange property. If the exchange property is composed solely of non-stock consideration, the initial dividend threshold will be zero.

The provisions described in the preceding two paragraphs shall similarly apply to successive reorganization events. To the extent the preceding two paragraphs apply to an event or occurrence, the provisions of “—Conversion Rate Adjustments” shall not apply to such event or occurrence.

The following events are defined as “reorganization events”:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to another person of the consolidated assets of ours and our subsidiaries substantially as an entirety; or

•	any statutory exchange of our common stock;

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (“exchange property”).

A “constituent person” with respect to a reorganization event means a holder of common stock that is a person with which we are consolidated or into which we are merged or which merged into us or to which the relevant sale or transfer was made, as the case may be.

Conversion Rate Adjustments

The applicable conversion rate shall be adjusted from time to time for any of the following events that occur following the original issue date of the convertible preferred stock:

(1)

If we issue common stock as a dividend or distribution on our common stock to all or substantially all holders of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where:

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date, or the effective date of such share split or share combination; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend or distribution, or the effective date of such share split or share combination.

Any adjustment made pursuant to this clause (1) shall become effective as of the open of business on (x) the ex-dividend date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)

If we distribute to all holders of our common stock any rights, warrants or options entitling them for a period of not more than 45 calendar days after the date of distribution thereof to subscribe for or purchase our common stock, in any case at an exercise price per share of our common stock less than the closing price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where:

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the aggregate number of shares of our common stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise all such rights, warrants or options and (B) the average of the closing prices of our common stock for the 10 consecutive trading days ending on the trading day immediately preceding the date of announcement for the issuance of such rights, warrants or options.

For purposes of this clause (2), in determining whether any rights, warrants or options entitle the holders to subscribe for or purchase our common stock at less than the closing price of our common stock on the business day immediately preceding the time of announcement of such issuance, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by us for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by us. Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. If any right, warrant or option described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right, warrant or option had not been so issued.

(3)	If we distribute shares of capital stock, evidences of indebtedness or other assets or property of us to all holders of our common stock, excluding:

(A)	dividends, distributions, rights, warrants or options as to which an adjustment was effected in clause (1) or (2) above;

(B)	dividends or distributions paid exclusively in cash; and

(C)	spin-offs described below in this clause (3),

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where:

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by us) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date and the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to the immediately preceding paragraph shall become effective as of the open of business on the ex-dividend date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of the convertible preferred stock shall receive, in respect of each share of the convertible preferred stock, at the same time and upon the same terms as holders of our common stock and without having to convert its shares of the convertible preferred stock, the amount and kind of our capital stock, evidences of indebtedness or other assets or property of ours that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

If we distribute to all holders of our common stock, capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (which we refer to as a “spin-off”), the conversion rate in effect immediately following the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where:

CR0 = the conversion rate in effect on the 10th trading day immediately following, and including the effective date of the spin-off;

CR1 = the new conversion rate immediately after the 10th trading day immediately following (and including) the effective date of the spin-off;

FMV0 = the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after (and including) the effective date of the spin-off (the “valuation period”); and

MP0 = the average of the closing prices of our common stock over the valuation period.

The increase to the conversion rate under the immediately preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of the convertible preferred stock for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the immediately preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of the convertible preferred stock for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the immediately preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day. In addition, if the ex-dividend date for such spin-off is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of the convertible preferred stock, references to “10” or “10th” in the immediately preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)

If any cash dividend or distribution is made to all or substantially all holders of our common stock, other than a regular, quarterly cash dividend that does not exceed $0.58 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 – IDT
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution;

C = the amount in cash per share we distribute to holders of our common stock; and

IDT = the initial dividend threshold; provided that if the dividend or distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero.

Any increase to the conversion rate made pursuant to this clause (4) shall become effective as of the open of business on the ex-dividend date for such dividend or distribution. If any such dividend or distribution is not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of the convertible preferred stock shall receive, for each share of the convertible preferred stock, at the same time and upon the same terms as holders of shares of our common stock and without having to convert its shares of the convertible preferred stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the initial dividend threshold for any adjustment made to the conversion rate under this clause (4).

(5)

If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price of a share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 x OS1)
OS0 x SP1

where:

CR0 = the conversion rate in effect on the trading day on which such tender or exchange offer expires;

CR1 = the conversion rate in effect on the trading day immediately following the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by us) paid or payable for our common stock purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1 = the closing price of our common stock for the trading day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Any adjustment to the conversion rate made pursuant to this clause (5) shall become effective on the second day immediately following the date such tender offer or exchange offer expires. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

If we have in effect a rights plan while any convertible preferred stock remains outstanding, holders of the convertible preferred stock will receive, upon a conversion of the convertible preferred stock, in addition to shares of our common stock, if any, rights under our shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in the rights plan adopted by us have separated from our common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of the convertible preferred stock would not be entitled to receive any rights in respect of our common stock, if any, delivered upon conversion of the convertible preferred stock, the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock capital stock, evidences of indebtedness or other assets or property pursuant to clause (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its shares of the convertible preferred stock on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of our common stock as of the related conversion date based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

In addition to the adjustments pursuant to clauses (1) through (5) above, we may increase the conversion rate in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire our common stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 business days if we have determined that such increase would be in our best interests. If we make such determination, it will be conclusive and we will mail to holders of the convertible preferred stock a notice of the increased conversion rate and the period during which it will be in effect at least 15 calendar days prior to the date the increased conversion rate takes effect in accordance with applicable law.

No adjustment to the conversion rate will be made if holders of the convertible preferred stock, as a result of holding the convertible preferred stock and without conversion thereof, are entitled to participate at the same time as our common stock holders participate in any of the transactions described above as if such holders of the convertible preferred stock held a number shares of our common stock equal to the conversion rate, multiplied by the number of shares of the convertible preferred stock held by such holder, without having to convert their convertible preferred stock.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

The conversion rate will not be adjusted except as specifically set forth in this “Conversion Rate Adjustments” and in “—Conversion Rights—Adjusted Conversion Rate Upon a Fundamental Change.” Without limiting the foregoing, the conversion rate will not be adjusted for:

•

the issuance of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of ours and the investment of additional optional amounts in shares of our common stock under any plan;

•

the issuance of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of ours;

•

the issuance of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the convertible preferred stock was first issued;

•	a change in the par value of our common stock;

•	accumulated and unpaid dividends, if any; and

•	the issuance of limited partnership units by us and the issuance of our common stock or the payment of cash upon redemption thereof.

All required calculations will be made to the nearest cent or 1/10,000th of a share, as the case may be. We will not be required to make an adjustment to the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried-forward adjustments (x) when all such carried-forward adjustments aggregate to a change of at least 1% in the conversion rate and (y) regardless of whether the aggregate adjustment is less than 1% (i) on the effective date for any fundamental change, (ii) on the conversion date in respect of any shares of the convertible preferred stock for which physical settlement applies and (iii) on each trading day of any observation period in respect of any conversion of the convertible preferred stock for which cash settlement or combination settlement applies.

In the event of an adjustment to the conversion rate, holders of the convertible preferred stock may, upon occurrence of certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See “United States Federal Income Tax Considerations—U.S. Holders—Convertible Preferred Stock—Constructive Distributions” below. In addition, non-U.S. holders of the convertible preferred stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “United States Federal Income Tax Considerations—Non-U.S. Holders.”

Adjustments of Prices

Whenever any provision of our certificate of incorporation requires us to calculate the closing prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including any observation period, the five-day average price and the “stock price” and “fundamental change settlement price” (if applicable) for purposes of this “Description of Convertible Preferred Stock” section), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when the closing prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Transfer Agent, Registrar, Paying Agent, Conversion Agent

The registrar and transfer agent for the convertible preferred stock is Computershare Trust Company, N.A. The paying agent and conversion agent for the convertible preferred stock is The Bank of New York Mellon Trust Company, N.A.

Payment

So long as any shares of the convertible preferred stock are registered in the name of DTC, as depository for the convertible preferred stock as described herein under “Book-Entry Issuance—The Depository Trust Company,” or DTC’s nominee, payments on the convertible preferred stock will be made as described therein.

Form

So long as any shares of the convertible preferred stock are registered in the name of DTC, as depository for the convertible preferred stock as described herein under “Book-Entry Issuance—The Depository Trust Company,” or DTC’s nominee, transfers and exchanges of beneficial interests in the shares of the convertible preferred stock will be made as described therein.

Certain Trading Characteristics

The convertible preferred stock is expected to trade at a price that takes into account the value, if any, of accumulated but unpaid dividends (except for declared dividends accrued after a record date and prior to a dividend payment date, which dividends will be payable to the holders as of the record date, as described above); thus, purchasers will not pay, and sellers will not receive, accumulated and unpaid dividends with respect to the convertible preferred stock that is not included in the trading price thereof.

Title

We and any agent of ours will treat the person or entity in whose name securities are registered as the absolute owner of those securities for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

Book-Entry Issuance—The Depository Trust Company

DTC, which we refer to along with its successors in this capacity as the “depositary,” will act as securities depositary for the convertible preferred stock. The shares of the convertible preferred stock are evidenced by one or more global securities registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. Such global securities are deposited with the transfer agent as custodian for DTC.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 1A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation, and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks, trust companies and clearing corporations that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all convertible preferred stock represented by these certificates for all purposes under the convertible preferred stock. Except in the limited circumstances referred to below, owners of beneficial interests in global security certificates (“beneficial owners”):

•	will not be entitled to have the convertible preferred stock represented by these global security certificates registered in their names, and

•

will not be considered to be owners or holders of the global security certificates or any convertible preferred stock represented by these certificates for any purpose under the convertible preferred stock.

Purchases of the convertible preferred stock under the DTC system must be made by or through direct participants, which will receive a credit for the convertible preferred stock on DTC’s records. The ownership interest of each beneficial owner of each share of the convertible preferred stock is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participant through which they purchased the convertible preferred stock. Transfers of ownership interests in the convertible preferred stock are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all convertible preferred stock deposited by direct participants with DTC is registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the convertible preferred stock with DTC and its registration in the name of Cede & Co. or such other nominee does not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the convertible preferred stock; DTC’s records reflect only the identity of the direct participants to whose accounts the shares of the convertible preferred stock are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the convertible preferred stock unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those direct participants to whose accounts the shares of the convertible preferred stock are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the convertible preferred stock.

Payments of dividends on the convertible preferred stock, if any, will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the transfer agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of each participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to Cede & Co. (or other such nominee of DTC) is our responsibility. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner will not be entitled to receive physical delivery of the convertible preferred stock. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the convertible preferred stock.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interest in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary. The depositary may discontinue providing its services as securities depository with respect to the convertible preferred stock at any time by giving us or the transfer agent reasonable notice. In the event that no successor securities depository is obtained, certificates for the convertible preferred stock will be printed and delivered.

The laws of some jurisdictions may require that some purchasers of the convertible preferred stock take physical delivery of the convertible preferred stock in certificated form. These laws may impair the ability to transfer beneficial interests in the convertible preferred stock so long as the convertible preferred stock is represented by global security certificates.

The information in this section concerning DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the remarketing agents take any responsibility for the accuracy of this information.

REMARKETING

Under the terms and subject to the conditions contained in the remarketing agreement, dated as of May 7, 2020, among us and Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as the remarketing agents, and The Bank of New York Mellon Trust Company, N.A. not individually but solely as purchase contract agent and as attorney-in-fact of the holders of purchase contracts, the remarketing agents have agreed severally and not jointly to use their reasonable best efforts to remarket shares of the convertible preferred stock, which are part of the 2017 equity units, at a price equal to at least $750 million.

In connection with this remarketing, we will increase the dividend rate on and the conversion rate of the convertible preferred stock and change the earliest redemption date to a later date, in each case as described in the section “Description of Convertible Preferred Stock.”

The remarketing agents have no obligation to purchase any shares of the convertible preferred stock. There is no over-allotment option to purchase additional shares of the convertible preferred stock by the remarketing agents. The remarketing agreement provides that this remarketing is subject to customary conditions precedent, including the delivery of legal opinions.

The remarketing fee equals $2,000,000, which will be paid by the Company. The Company will pay certain other expenses of the remarketing agents. 2017 equity unit holders and holders of shares of the convertible preferred stock will not be responsible for the payment of any remarketing fees or expenses in connection with this remarketing. We estimate that our total expenses for this remarketing, excluding remarketing fees, will be $            .

The convertible preferred stock has no established trading market. We have been informed by the remarketing agents that they intend to make a market in the convertible preferred stock, but they are not obligated to do so and may cease market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the convertible preferred stock.

In order to facilitate this remarketing of the convertible preferred stock, the remarketing agents may engage in transactions that stabilize, maintain or otherwise affect the price of the convertible preferred stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the convertible preferred stock. In general, purchases of shares of the convertible preferred stock for the purpose of stabilization, as well as other purchases by the remarketing agents for their own accounts, could cause the price of the convertible preferred stock to be higher than it might be in the absence of these purchases. We and the remarketing agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the convertible preferred stock. In addition, we and the remarketing agents make no representation that the remarketing agents will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The remarketing agents and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the remarketing agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. In addition, certain of the remarketing agents and their respective affiliates are lenders, and in some cases agents for the lenders, under our credit facilities.

Additionally, in the ordinary course of their various business activities, the remarketing agents and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments. Certain of the remarketing agents or their affiliates that have a lending relationship with us routinely hedge, and certain other of those remarketing agents or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such remarketing agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the convertible preferred stock remarketed hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the convertible preferred stock remarketed hereby. The remarketing agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the remarketing agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the remarketing agents may be required to make because of any of those liabilities.

T+    Settlement

It is expected that delivery of the convertible preferred stock will be made against payment therefor on or about May 15, 2020, which is the              business day following the date of the pricing of the convertible preferred stock (this settlement cycle being referred to as “T+    “). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the convertible preferred stock prior to the second business day preceding the settlement date will be required, by virtue of the fact that the convertible preferred stock initially will settle in T+    , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Selling Restrictions

Prohibition of Sales to the European Economic Area and United Kingdom Retail Investors

Shares of the convertible preferred stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/EU (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for remarketing or selling shares of the convertible preferred stock or otherwise making them available to retail investors in the EEA or the UK has been prepared and therefore remarketing or selling shares of the convertible preferred stock or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of shares of the convertible preferred stock in any member state of the EEA or the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares of the convertible preferred stock. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

Each remarketing agent has represented and agreed that: (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the United Kingdom Financial Services and Markets Act 2000, as amended, “FSMA”) received by it in connection with the issue or sale of any shares of the convertible preferred stock in circumstances in which section 21(1) of the FSMA does not apply to Stanley Black & Decker, Inc. and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any shares of the convertible preferred stock in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the convertible preferred stock. The convertible preferred stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the convertible preferred stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other remarketing or marketing material relating to the convertible preferred stock or this remarketing constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other remarketing or marketing material relating to the convertible preferred stock may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

Shares of the convertible preferred stock may not be remarketed or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the convertible preferred stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of the convertible preferred stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

Shares of the convertible preferred stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the “FIEA”), and each remarketing agent has agreed that it will not offer or sell any shares of the convertible preferred stock, directly or indirectly, in Japan or to or for the benefit of any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any other applicable laws, regulations and guidelines of Japan.

Singapore

Each remarketing agent has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each remarketing agent has advised that it has not offered or sold any shares of the convertible preferred stock or caused shares of the convertible preferred stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of the convertible preferred stock or cause shares of the convertible preferred stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of the convertible preferred stock whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where shares of the convertible preferred stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired shares of the convertible preferred stock pursuant to an offer made under Section 275 of the SFA except

•

to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B) (in the case of that trust) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that shares of the convertible preferred stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

Shares of the convertible preferred stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate this remarketing and sale of shares of the convertible preferred stock in Taiwan.

Canada

Shares of the convertible preferred stock may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in

National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the convertible preferred stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the remarketing agents are not required to comply with the disclosure requirements of NI 33-105 regarding remarketing agent conflicts of interest in connection with this remarketing.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of the convertible preferred stock. This discussion applies to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) that acquire the convertible preferred stock in this remarketing at the remarketing offering price. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold the convertible preferred stock as capital assets (generally, assets held for investment) for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell the convertible preferred stock under the constructive sale provisions of the Code, persons that hold the convertible preferred stock as part of a straddle, hedge, conversion transaction or other integrated investment, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar and persons who are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements. Furthermore, this discussion does not address considerations relating to the alternative minimum tax, the Medicare tax, any U.S. federal estate or gift tax consequences or any state, local or foreign tax consequences. No assurance can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

This discussion is not intended to be tax advice. Potential investors should consult their tax advisors as to the particular U.S. federal income tax consequences to them of acquiring, owning and disposing of the convertible preferred stock, as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of convertible preferred stock other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that is, for U.S. federal income tax purposes:

(1)	an individual who is a citizen or resident of the United States,

(2)

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any of the states or the District of Columbia,

(3)	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

(4)

a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of convertible preferred stock, other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, who is not a U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns the convertible preferred stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the convertible preferred stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

U.S. Holders

Convertible Preferred Stock

Distributions on Convertible Preferred Stock. Any distribution on our convertible preferred stock (including the fair market value of distributions paid in common stock) will generally be treated as a dividend to a U.S. Holder to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the convertible preferred stock, and thereafter as gain from the sale or exchange of the shares. Corporate U.S. Holders will generally be entitled to claim the dividends-received deduction with respect to dividends paid on our convertible preferred stock, and such dividends will constitute qualified dividend income to individual U.S. Holders, subject in each case to applicable restrictions.

Constructive Distributions. A U.S. Holder may be treated as having received a constructive distribution from us if (1) the conversion rate of the convertible preferred stock is adjusted (or fails to be adjusted) and as a result of such adjustment (or failure to adjust), the proportionate interest of such U.S. Holder in our assets or earnings and profits is increased and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion rate may not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. Holder for certain taxable distributions with respect to our common stock. A constructive distribution on our convertible preferred stock will generally be treated as described under “U.S. Holders—Distributions on Convertible Preferred Stock” above. Thus, under certain circumstances, an increase in (or failure to decrease) the conversion rate might give rise to a taxable dividend to U.S. Holders even though such U.S. Holders would not receive any cash related thereto.

Tax Basis in Convertible Preferred Stock. A U.S. Holder’s initial tax basis in the convertible preferred stock will generally equal the purchase price for the convertible preferred stock paid in this remarketing. A U.S. Holder’s initial tax basis will be increased if such U.S. Holder is treated as having received a constructive distribution as described under “U.S. Holders—Convertible Preferred Stock—Constructive Distributions” above.

Sale, Exchange, or Other Taxable Disposition of Convertible Preferred Stock. U.S. Holders will generally recognize capital gain or loss on the disposition of convertible preferred stock equal to the difference between the amount realized by such a U.S. Holder on such disposition and the U.S. Holder’s adjusted tax basis in such convertible preferred stock. Such gain or loss will generally be long-term capital gain or loss if the holder’s holding period in respect of such convertible preferred stock is more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A redemption of our convertible preferred stock will be treated as a dividend to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles unless the redemption (i) is “not essentially equivalent to a dividend” within the meaning of Section 302 of the Code, (ii) is “substantially disproportionate” with respect to the holder being redeemed, or (iii) completely terminates the holder’s interest in the Company. In determining whether any of these tests have been satisfied, a holder generally must take into account stock actually owned as well as stock treated as constructively owned under the Code. While the determination of whether any of the foregoing tests is satisfied depends on a holder’s particular facts and circumstances as of the time of the determination, the IRS has ruled in the past that even a small reduction in the interest held by a stockholder in a publicly traded corporation will be treated as an exchange if the stockholder’s percentage stock ownership is minimal and the stockholder exercises no control over the corporation. U.S. Holders should consult their tax advisors regarding the proper treatment of a redemption of our convertible preferred stock.

Conversion of Convertible Preferred Stock

Conversion of Convertible Preferred Stock into Common Stock. If a U.S. Holder receives only common stock upon a conversion of our convertible preferred stock (other than cash with respect to any fractional share), the U.S. Holder generally will not recognize gain or loss upon the conversion, except with respect to any cash received in lieu of a fractional share. The U.S. Holder’s tax basis in the common stock received in such a conversion will be the same as the holder’s adjusted tax basis in the convertible preferred stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and a U.S. Holder’s holding period for such common stock will include the holder’s holding period for the convertible preferred stock that was converted. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. Holder receives in respect of a fractional share and the portion of the U.S. Holder’s tax basis in the convertible preferred stock that is allocable to the fractional share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the conversion, the convertible preferred stock has been held by the holder for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of Convertible Preferred Stock into Cash and Common Stock. If a U.S. Holder receives cash and common stock upon a conversion of our convertible preferred stock, the conversion should be treated as a recapitalization and, unless otherwise indicated, the following discussion assumes such treatment. A U.S. Holder will recognize gain (but not loss) on the conversion in an amount equal to the lesser of (i) the excess, if any, of the amount of cash and the fair market value of the common stock received over the holder’s adjusted tax basis in the convertible preferred stock surrendered and (ii) the amount of cash received (other than cash in lieu of a fractional share). Accordingly, a U.S. Holder’s tax basis in the common stock received in such a conversion will be the same as the holder’s adjusted tax basis in the convertible preferred stock surrendered, increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than with respect to a fractional share), and a holder’s holding period for such common stock will include the holder’s holding period for the convertible preferred stock that was converted. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would equal the difference between the amount of cash a U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the common stock received (including the fractional share deemed received) that is allocable to the fractional share. Any gain or loss recognized on conversion would generally be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the convertible preferred stock has been held for more than one year. To the extent that the receipt of cash (other than cash in lieu of a fractional share) has the effect of a dividend (which generally will be the case if the receipt of such cash in lieu of shares of our common stock did not result in a meaningful reduction in the U.S. Holder’s equity interest in us under the Section 302 rules described above under “—Sale, Exchange, or Other Taxable Disposition of Convertible Preferred Stock”), such cash would be taxable as a dividend as described above. If the conversion is not treated as a recapitalization, a U.S. Holder may recognize an amount of gain that is different than the amount described above. U.S. Holders should consult their tax advisors regarding the proper treatment of a conversion of convertible preferred stock into cash and our common stock.

Conversion of Convertible Preferred Stock into Solely Cash. If a U.S. Holder receives only cash in respect of convertible preferred stock surrendered for conversion, such holder generally will be treated as having disposed of such convertible preferred stock in a redemption by us and will, subject to rules regarding redemption described above, recognize gain or loss on such disposition. See “U.S. Holders—Sale, Exchange, or Other Taxable Disposition of Convertible Preferred Stock.”

Common Stock

Distributions on Common Stock. If we make distributions with respect to our common stock, the distributions will generally be treated as dividends to a U.S. Holder of our common stock to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distributions exceed our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Corporate holders will generally be entitled to claim the dividends-received deduction with respect to dividends paid on our common stock and such dividends will constitute qualified dividend income to individual U.S. Holders, subject in each case to applicable restrictions.

Sale or Other Taxable Disposition of Common Stock. Upon the sale or other taxable disposition of our common stock, U.S. Holders will generally recognize capital gain or loss equal to the difference between the amount realized by such holders on the disposition and their adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder’s holding period in respect of such common stock is more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

United States Federal Withholding Tax

Subject to the discussion below, U.S. federal withholding tax at a rate of 30% will generally apply to the dividends, if any (and generally any constructive dividends resulting from certain adjustments or failures to make adjustments as described under “U.S. Holders—Constructive Distributions”), paid on convertible preferred stock or common stock. If we determine that such an adjustment (or failure to make an adjustment) results in a constructive dividend to a Non-U.S. Holder, we generally intend to withhold (and, if we do not withhold, another withholding agent may choose to withhold) at a rate of 30% with respect to the constructive dividend and we may withhold on amounts, such as cash or common stock, that would otherwise be payable to the Non-U.S. Holder in order to pay that withholding tax.

If a tax treaty applies, a Non-U.S. Holder may be eligible for a reduced rate or elimination of withholding with respect to actual or constructive dividends. In addition, actual or constructive dividends that are effectively connected with the conduct of a trade or business, or, if a tax treaty applies, attributable to a permanent establishment, by a Non-U.S. Holder within the United States are generally not subject to U.S. federal withholding tax, but instead are generally subject to U.S. federal income tax, as described below. In order to claim any reduction in or exemption from the 30% withholding tax, a Non-U.S. Holder is required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with such holder’s conduct of a trade or business in the United States (and, if an applicable tax treaty so provides, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

U.S. federal withholding tax will not in general apply to any gain or income realized by a Non-U.S. Holder on the sale or other disposition of the convertible preferred stock or common stock, other than in the case of a redemption or conversion that is treated as a dividend under the Section 302 rules as discussed in “U.S. Holders—Convertible Preferred Stock—Sale, Exchange or Other Taxable Disposition of Convertible Preferred Stock.”.

United States Federal Income Tax

Any gain or income realized on the disposition by a Non-U.S. Holder of convertible preferred stock (or in connection with the conversion of convertible preferred stock as described under “U.S. Holders—Conversion of Convertible Preferred Stock”) or common stock will generally not be subject to U.S. federal income tax unless:

•

such gain or income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the Non-U.S. Holder, by virtue of holding convertible preferred stock or common stock, is considered to own a U.S. real property interest and does not meet the criteria for exemption from U.S. federal income tax.

Shares of our convertible preferred stock or common stock will generally be treated as U.S. real property interests if we are (or, during a specified period, have been) a “United States real property holding corporation” for U.S. federal income tax purposes. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If a Non-U.S. Holder is engaged in a trade or business in the United States and any income or gain recognized on convertible preferred stock or common stock is effectively connected with the conduct of such trade or business (and, if an applicable tax treaty so provides, is attributable to a U.S. permanent establishment maintained by such holder) as described in the first bullet above, such Non-U.S. Holder will be subject to U.S. federal income tax (but not withholding tax) on such income or gain on a net income basis in the same manner as if the holder were a U.S. Holder. In addition, in certain circumstances, if a Non-U.S. Holder is a foreign corporation it may be subject to a branch profits tax at a rate of 30% (or such lower rate as an applicable tax treaty may provide).

If a Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition (and certain other conditions are met) as described in the second bullet above, such Non-U.S. Holder will generally be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale or other disposition of convertible preferred stock or common stock) exceed capital losses allocable to U.S. sources.

FATCA

Legislation commonly referred to as “FATCA,” and Treasury Regulations and administrative guidance promulgated thereunder require withholding at a rate of 30% on certain payments made to certain foreign financial institutions (including investment funds), unless such institution (i) agrees to report to the IRS, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interest or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the United States and an applicable foreign country. Accordingly, the entity through which our convertible preferred stock or common stock is held will affect the determination of whether such withholding is required. Similarly, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial non-U.S. entity that does not qualify under certain exceptions unless such entity either (i) certifies to us (or an applicable withholding agent) that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we (or an applicable withholding agent) will in turn provide to the IRS.

These withholding taxes will be imposed on dividends (including constructive dividends), if any, paid with respect to the convertible preferred stock or common stock to foreign financial institutions or non-financial foreign entities that fail to satisfy the above requirements. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of FATCA on their investment in the convertible preferred stock.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as to matters of New York law; matters of Connecticut law will be passed upon for us by Donald J. Riccitelli, our corporate counsel. The validity of the convertible preferred stock will be passed upon for the remarketing agents by Davis Polk & Wardwell LLP, New York, New York. Mr. Riccitelli beneficially owns and has rights to acquire less than one percent of our common stock.

EXPERTS

The consolidated financial statements of Stanley Black & Decker, Inc. (the Company) appearing in the Company’s Annual Report (Form 10-K) for the year ended December 28, 2019 (including the schedule appearing therein), and the effectiveness of the Company’s internal control over financial reporting as of December 28, 2019 (excluding the internal control over financial reporting of International Equipment Solutions Attachments Group (“IES Attachments”)), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of the Company’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of IES Attachments from the scope of such firm’s audit of internal control over financial reporting, included by reference therein, and incorporated herein by reference. Such financial statements and the Company management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2019 (which did not include an evaluation of the internal control over financial reporting of IES Attachments) have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

Stanley Black & Decker, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Depositary Shares

Stock Purchase Contracts

and

Stock Purchase Units

We may offer, issue and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities, which may be senior debt securities or subordinated debt securities;

•	warrants to purchase our debt securities, shares of our common stock or shares of our preferred stock;

•	depositary shares representing an interest in our preferred stock;

•	stock purchase contracts to purchase shares of our common stock or other securities; and

•

stock purchase units, each representing ownership of a stock purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the stock purchase contracts.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 8 before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SWK.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 25, 2017

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell: common stock; preferred stock; debt securities; warrants to purchase debt securities, common stock or preferred stock; depositary shares; or stock purchase contracts and stock purchase units. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or a free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “Stanley Black & Decker, Inc.,” the “Company,” “we,” “our” and “us” refer to Stanley Black & Decker, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may read and copy all or any portion of this information at the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. We maintain a website at www.stanleyblackanddecker.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

You can also inspect reports, proxy statements and other information about Stanley Black & Decker, Inc. at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or a free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that Stanley Black & Decker, Inc. has previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K). These documents contain important information about Stanley Black & Decker, Inc. and its finances.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2016 from our definitive proxy statement on Schedule 14A filed with the SEC on March 8, 2017;

•	Quarterly Reports on Form 10-Q for the quarters ended April 1, 2017, July 1, 2017 and September 30, 2017;

•

Current Reports on Form 8-K filed with the SEC on January 5, 2017, January 5, 2017, January  19, 2017, March 14, 2017, April  25, 2017, May 17, 2017 and October 24, 2017 (election of a new director and amendments to our bylaws); and

•

The description of our common stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on March 12, 2010, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, and any accompanying prospectus supplement, and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Attention: Treasurer

(860) 225-5111

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any documents incorporated by reference contain or incorporate statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.

Those statements include trend analyses and other information relative to markets for our products and trends in our operations or financial results as well as other statements that can be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.

A variety of factors could cause our actual results to differ materially from the expected results expressed in our forward-looking statements, including those factors set forth in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our reports and other documents filed with the SEC. Factors that may cause our actual results to differ materially from those we contemplate by the forward-looking statements include, among others, the following possibilities:

•	inability to invest in product, brand and commercialization of the Craftsman brand in previously underpenetrated channels, enhance innovation and add manufacturing jobs in the U.S. to support growth;

•	inability to successfully integrate Newell Tools while remaining focused on our diversified industrial portfolio strategy;

•	inability to deliver overall organic growth;

•	inability to maintain and improve the overall profitability of our operations;

•	inability to limit the impact of steel and other commodity and material price inflation through price increases and other measures;

•

failure to successfully identify, complete and integrate, and realize cost and revenue synergies associated with, acquisitions, as well as integrate existing businesses and form new business platforms;

•	discontinued acceptance of technologies used in our products and services (including the new DEWALT FlexVolt™ product);

•	inability to limit restructuring and other payments associated with recent acquisitions;

•	inability to manage existing Sonitrol franchisee and Mac Tools relationships;

•	inability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs;

•	the extent to which proceeds are realized with respect to any business or product line disposals;

•	the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued;

•	failure of our efforts to manage freight costs, steel and other commodity costs as well as capital expenditures;

•

inability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases and/or currency impacts;

•	inability to generate free cash flow and maintain a strong debt to capital ratio;

•	inability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges;

•	inability to obtain favorable settlement of tax audits;

•

inability to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible, including realizing tax credit carry forward amounts within the allowable carry forward periods;

•	inability to access credit markets under satisfactory terms;

•	inability to negotiate satisfactory price and payment terms under which we buy and sell goods, services, materials and products;

•	inability to successfully develop, market and achieve sales from new products and services;

•	unavailability of cash to repurchase shares when conditions are right;

•	failure of our marketing and sales efforts, including the inability to develop and market new and innovative products at the right price points in both existing and new markets;

•	inability to maintain or improve production rates in our manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products;

•	inability to continue improvements in working capital through effective management of accounts receivable and inventory levels;

•	inability to continue successfully managing and defending claims and litigation;

•

failure of our efforts to mitigate any adverse earnings impact resulting from, for example, increases in the cost of energy or significant Chinese Renminbi, Canadian Dollar, Euro, British Pound, Brazilian Real, or other currency fluctuations;

•	the geographic distribution of our earnings;

•	lack of commitment to, and failure of, the Stanley Fulfillment System;

•	failure to successfully implement with expected results cost reduction programs;

•	challenging global geopolitical and macroeconomic environment, possibly including impact from “Brexit” or other similar actions by other EU member states;

•	the economic environment of emerging markets, particularly Latin America, Russia, China and Turkey;

•	pricing pressure and other changes within competitive markets;

•	the continued consolidation of customers particularly in consumer channels;

•	inventory management pressures on our customers;

•	the impact a tightened credit market may have on us or our customers or suppliers;

•	the extent to which we have to write off accounts receivable or assets or experience supply chain disruptions in connection with bankruptcy filings by customers or suppliers;

•	increasing competition;

•	changes in laws, regulations and policies that affect us, including, but not limited to trade, monetary, tax and fiscal policies and laws;

•	the timing and extent of any inflation or deflation;

•	the impact of poor weather conditions on sales;

•	currency exchange fluctuations;

•	the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and our debt program;

•	the strength of the U.S. and European economies;

•	the impact from demand changes within world-wide markets associated with homebuilding and remodeling;

•

the impact of events that cause or may cause disruption in our supply, manufacturing, distribution and sales networks such as war, terrorist activities and political unrest, including hostilities on the Korean Peninsula; and

•	recessionary or expansive trends in the economies of the world in which we operate.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition, and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports and other information filed with the SEC.

STANLEY BLACK & DECKER, INC.

Stanley Black & Decker, Inc. was founded in 1843 by Frederick T. Stanley and incorporated in 1852. We are a diversified global provider of power and hand tools, products and services for various industrial applications, mechanical access solutions (primarily automatic doors), electronic security and monitoring systems, healthcare solutions and engineered fastening systems. Stanley®, Black & Decker® and DeWalt® along with the family of Stanley Black & Decker, Inc. brands are recognized around the world for quality, innovation and value and are among the world’s most trusted brands.

Our principal executive office is located at 1000 Stanley Drive, New Britain, Connecticut 06053 and our telephone number is (860) 225-5111.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC for our most recent fiscal year, which are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in the prospectus and any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of indebtedness, and possible business acquisitions. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is set forth below. For purposes of computing these ratios, earnings represents income from continuing operations before income taxes and fixed charges. Fixed charges are the sum of (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, and (iii) the portion of rents representative of interest.

		For the Fiscal Year
	Nine Months Ended September 30, 2017	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges (1)	7.8X	6.9X	7.0X	6.7X	4.4X	4.4X

(1)	We paid no preference dividends during any of the periods indicated above.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts and stock purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time. The debt securities may either be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a “Senior Indenture” and subordinated debt securities may be issued under a “Subordinated Indenture.” This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.” The Indentures have been filed with the SEC. We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any series or issue of debt securities in the prospectus supplement relating to that series or issue.

The following briefly summarizes the material provisions of the Indentures and the debt securities, other than pricing and related terms disclosed in an accompanying prospectus supplement or pricing supplement. You should read the more detailed provisions of the applicable Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of an offering of debt securities, which will be described in more detail in the applicable prospectus supplement or pricing supplement. Copies of the Indentures may be obtained from Stanley Black & Decker, Inc. or the applicable trustee.

As used in this “Description of Debt Securities,” the terms “Stanley Black & Decker, Inc.,” “we,” “our” and “us” refer to Stanley Black & Decker, Inc., a Connecticut corporation, and do not, unless otherwise specified, include our subsidiaries.

General

The debt securities will be our direct general unsecured obligations. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner set forth in the Subordinated Indenture.

Since our operations are partially conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the debt securities, is partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of our debt securities to participate in those assets) will be structurally subordinated to the claims of such subsidiary’s creditors, including trade creditors, because such creditors’ claims will have a priority over our claim as an equity owner of our subsidiaries.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will summarize the material terms relating to the specific series of debt securities being offered. These terms may include some or all of the following:

•	the title of debt securities, whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•

the right, if any, to extend the interest payment periods and defer interest payments, and the duration of any such deferral period, including the maximum consecutive periods during which interest payments may be deferred;

•

whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•

if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•

our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•

the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•	the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•

whether any of the debt securities will be issued in global form in the name of a depository and, if so, the terms and conditions upon which global debt securities will cease to be issued in the name of a depository and exchanged for debt securities of smaller denominations issued in the name of investors and/or their direct or indirect nominees;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

Debt securities may be sold at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the material federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by us of the principal of, premium, if any, and interest on such subordinated debt securities.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

Certain Covenants

Except as set forth below or in any indenture supplemental to the Indentures or in a board resolution of ours establishing a series of securities under the Indentures, the Indentures will not:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries; or

•

contain provisions which would give holders of the notes the right to require us to repurchase their notes in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or in the case of any other event.

Limitation on Liens

The Senior Indenture provides that if we or any Restricted Subsidiary (as defined below) shall issue, assume or guarantee any evidence of indebtedness for money borrowed (“Indebtedness”) secured by a mortgage, security interest, pledge or lien (“Mortgage”) on any Principal Property (as described below), or shares of stock or Indebtedness of any Restricted Subsidiary, we will secure or cause such Restricted Subsidiary to secure any debt securities issued under the Senior Indenture (the “Senior Securities”) equally and ratably with such secured Indebtedness (for so long as such secured Indebtedness remains to be so secured), unless the aggregate amount of all such secured Indebtedness, together with all Attributable Debt (as defined below) outstanding pursuant to the first paragraph of the “Limitation on Sale and Lease-back Transactions” covenant described below, would not exceed 10% of Consolidated Net Worth (defined below). The Subordinated Indenture does not contain a similar limitation on liens.

Such limitation will not apply to Indebtedness secured by (a) Mortgages on property of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages on any property existing at the date of the indenture or at the time of acquisition by us or a Restricted Subsidiary (including acquisition through merger or consolidation), (c) Mortgages securing Indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary, (d) purchase money and construction Mortgages entered into within specified time limits, (e) mechanics’ liens, tax liens, liens in favor of any governmental body to secure progress, advance or other payments or the acquisition of real or personal property from any governmental body pursuant to contract or provision of statute, any other liens, charges and encumbrances incidental to construction, conduct of business or ownership of property of ours or any Restricted Subsidiary which were not incurred in connection with borrowing money, obtaining advances or credits or the acquisition of property and in the aggregate do not materially impair use of any Principal Property or which are being contested in good faith, or (f) any extension, renewal or replacement of any of the aforementioned Mortgages not in excess of the principal amount of such Indebtedness plus any premium or fee payable in connection with such transaction.

Limitation on Sale and Lease-back Transactions

The Senior Indenture provides that neither we nor any Restricted Subsidiary may enter into any sale and lease-back transaction involving any Principal Property unless the aggregate amount of all Attributable Debt with respect to such transactions, together with all Indebtedness outstanding pursuant to the first paragraph of the “Limitation on Liens” covenant described above, would not exceed 10% of Consolidated Net Worth.

Such limitation will not apply to any sale and lease-back transaction if (a) the lease is for a period of not more than three years, (b) the purchaser’s commitment is obtained within a specified period after the acquisition, construction or placing in service of the Principal Property, (c) the rent payable pursuant to such lease is to be reimbursed under a contract with the United States Government or instrumentality or agency thereof, (d) the transaction is between us and a Restricted Subsidiary or between Restricted Subsidiaries, (e) we or such Restricted Subsidiary would be entitled as described in “Limitation on Liens,” above, to mortgage such Principal Property without equally and ratably securing the Senior Securities, or (f) we or such Restricted Subsidiary, within 180 days after the effective date of the transaction, apply to the retirement of Senior Securities or other Indebtedness of ours or a Restricted Subsidiary an amount equal to (A) either (i) the lesser of the net proceeds of the sale or transfer or the book value at the date of such sale or transfer of the Principal Property leased, if the transaction is for cash, or (ii) the fair market value of the Principal Property leased, if the transaction is for other than cash, minus (B) the amount equal to the principal amount of Senior Securities delivered to the trustee within such 180 days for cancellation and the principal amount of Indebtedness voluntarily retired (including any premium or fee paid in connection therewith) within such 180 days.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, and we may sell or transfer all or substantially all of our assets to another corporation, provided, among other things, that (a) if we are not the surviving corporation, the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of and premium, if any, and interest, if any, on the debt securities issued under the Indenture and the performance and observance of the Indenture and (b) we or such successor corporation shall not immediately thereafter be in default under the Indenture.

Definition of Certain Terms

“Restricted Subsidiary” means a Subsidiary (as defined below) (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, and (ii) which owns a Principal Property; provided, however, that the term shall not include any Subsidiary which is solely or primarily engaged in the business of providing or obtaining financing for the sale or lease of products sold or leased by us or any Subsidiary or which is primarily engaged in the business of a finance company either on a secured or an unsecured basis.

“Principal Property” means all real property and tangible personal property constituting a manufacturing plant located within the United States owned by us or a Restricted Subsidiary, exclusive of (i) motor vehicles, mobile materials-handling equipment and other rolling stock, (ii) office furnishings and equipment, information and electronic data processing equipment, (iii) any property financed through obligations issued by a state or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includable in gross income of the holder by reason of Section 103(a) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, (iv) any real property held for development or sale, or (v) any property the gross book value of which (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) is less than 10% of Consolidated Net Worth or which our board of directors determines is not material to the operation of our business and our Subsidiaries taken as a whole.

“Consolidated Net Worth” means the excess over current liabilities of all assets properly appearing on our consolidated balance sheet after deducting the minority interests of others in Subsidiaries.

A “Subsidiary” is defined to mean any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by us or by one or more Subsidiaries of ours or by us and one or more Subsidiaries.

“Attributable Debt” in respect of any Sale and Lease-Back Transaction means, as of the time of the determination, the lesser of (i) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (ii) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments or, if such interest factor cannot readily be determined, at a rate of interest of 10% per annum, compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of lease included in such transaction.

Events of Default

The following events are defined in the Indentures as “Events of Default” with respect to any series of debt securities:

•	default in the payment of any installment of interest on any debt securities in such series for 30 days after becoming due;

•	default in the payment of principal or premium, if any, of any debt securities in such series when due;

•	default in the performance of any other covenant for 90 days after notice;

•

involuntary acceleration of the maturity of our indebtedness in excess of $10 million for money borrowed which acceleration shall not be rescinded or annulled or otherwise cured, or which indebtedness shall not be discharged, within 10 days after notice;

•	entry of certain court orders which would require us to make payments exceeding $25 million and where 60 days have passed since the entry of the order without it having been satisfied or stayed;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default that may be set forth in the supplemental indenture or board resolution with respect to a particular series of debt securities.

If an Event of Default shall occur and be continuing with respect to a series of debt securities, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities (or such lesser amount as may be provided for in the debt securities of such series) of such series may declare the entire principal amount of all the debt securities of such series to be due and payable.

The Indentures provide that the trustee shall, within 90 days after the occurrence of default with respect to a particular series of debt securities, give the holders of the debt securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal or premium, if any, or interest, if any, on any of the debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the debt securities of such series.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the Indentures or, if there has been a default in the fulfillment of any such obligation, specifying each such default. No holder of any debt securities of any particular series shall have any right to institute any judicial or other proceeding with respect to the Indentures, or for the appointment of a receiver or trustee, or for any other remedy unless:

•	an Event of Default shall have occurred and be continuing and such holder shall have given the trustee prior written notice of such continuing Event of Default;

•

the holders of not less than 25% of the outstanding principal amount of debt securities of a particular series shall have requested the trustee for such series to institute proceedings in respect of such Event of Default;

•	under the Senior Indenture, the trustee shall have been offered indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

•	under the Subordinated Indenture, the trustee shall have been offered such reasonable indemnity as it may require against its costs, expenses and liabilities in complying with such request;

•	the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

•	no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding debt securities of such series.

The holders of a majority in principal amount of a particular series of debt securities outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to such series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The Indentures provide that in case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the Indentures, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the holders of debt securities of a particular series unless they shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under each Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee funds or government obligations denominated in U.S. dollars or in the foreign currency in which debt securities of such series are payable in an amount sufficient, in the opinion of an independent firm of certified public accountants, to pay the entire indebtedness on debt securities of such series with respect to principal (and premium and additional amounts, if any) and interest to the date of such deposit (if debt securities of such series have become due and payable) or to the maturity thereof or the date of redemption of debt securities of such series, as the case may be.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on debt securities of such series and other obligations to register the transfer or exchange of debt securities of such series, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series of debt securities and any omission to comply with such obligations shall not constitute an Event of Default with respect to such series of debt securities (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee (i) an opinion of counsel stating that the money and government obligations or other property deposited with the trustee to be held in trust will not be subject to any case or proceeding under any Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief, and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Modification and amendment of the Indentures may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, debt securities of any series,

•

reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, debt securities of any series,

•

change our obligation to pay additional amounts with respect to debt securities of any series or reduce the amount of the principal of an original issue discount debt securities that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

•	change the redemption provisions of debt securities of any series or adversely affect the right of repayment at the option of any holder of debt securities of any series,

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to debt securities of any series is payable,

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of debt securities of any series,

•	reduce the percentage in principal amount of an outstanding series of debt securities, the consent of whose holders is required in order to take certain actions,

•	reduce the requirements for quorum or voting by holders of a particular series of debt securities,

•

modify any of the provisions in the Indentures regarding the waiver of past defaults and the waiver of certain covenants by the holders of a particular series of debt securities except to increase any percentage vote required or to provide that certain other provisions of the Indentures cannot be modified or waived without the consent of the holder of each debt security of such series affected thereby,

•	make any change that adversely affects the right to convert or exchange any series of debt security into or for our common stock or other securities in accordance with its terms, or

•	modify any of the above provisions.

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of such series, waive our compliance with certain restrictive provisions of the applicable Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default and its consequences under the Indenture with respect to the debt securities of such series, except a default:

•	in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of such series; or

•	in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each debt security of such series.

Under the Indentures, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under the Indentures and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon written request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company (“DTC”). In such case, each investor’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of a beneficial interest in a global security may only exchange such interest for certificated securities registered in such holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•	We determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities cease to be represented by global certificates, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate trust office or at the offices of any paying agent or trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Benefits of Indentures

Nothing in the Indentures will confer upon or give any person other than us, the trustee, our and its successors, and the person or persons in whose names the debt securities of a particular series are registered in the security register for the debt securities of such series, any benefit, right, remedy or claim under the Indentures.

Governing Law

The Indentures are and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws (other than Section 5-1401 of the General Obligations Law of the State of New York).

Regarding the Trustee

The Senior Indenture Trustee is The Bank of New York Mellon Trust Company, N.A., as successor trustee to JPMorgan Chase Bank N.A., and the Subordinated Indenture Trustee is HSBC Bank USA, National Association. The Trustees are permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustees acquire any conflicting interest they must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock, other debt securities or other securities or property. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Connecticut Business Corporation Act (the “CBCA”), our restated certificate of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the CBCA, as it may be amended from time to time, and to the terms of the restated certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “Stanley Black & Decker, Inc.,” “we,” “our” and “us” refer to Stanley Black & Decker, Inc., a Connecticut corporation, and do not, unless otherwise specified, include the subsidiaries of this Connecticut corporation.

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, without par value. The number of authorized shares of any class may be increased or decreased by an amendment to our restated certificate of incorporation proposed by our board of directors and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists.

Common Stock

Each shareholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the shareholders for their vote. Holders of our common stock do not have cumulative voting rights. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by the board of directors out of funds legally available for this purpose.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no redemption or conversion rights, no sinking fund provisions and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

The outstanding shares of our common stock are fully paid and nonassessable, and any shares of common stock issued in an offering pursuant to this prospectus and any shares of common stock issuable upon the exercise of common stock warrants or conversion or exchange of debt securities or preferred stock which are convertible into or exchangeable for our common stock, or in connection with the obligations of a holder of stock purchase contracts to purchase our common stock, when issued in accordance with their terms will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of amendment to our certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Connecticut and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 10,000,000 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

The right of a holder of preferred stock to receive payment in respect thereof upon any liquidation, dissolution or winding up of us will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue in accordance with their terms will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable certificate of amendment to a certificate of incorporation and the applicable prospectus supplement.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements

The rights of our shareholders and related matters are governed by the CBCA, the certificate of incorporation and the bylaws. Provisions of the CBCA, the certificate of incorporation and the bylaws, which are summarized below, may discourage or make more difficult a takeover attempt that shareholders might consider in their best interest. These provisions may also adversely affect prevailing market prices for our common stock.

Board of Directors

The certificate of incorporation provides that the board of directors shall consist of not less than nine nor more than eighteen directors, the exact number to be fixed by the board of directors from time to time. At each annual meeting of the shareholders, each nominee for director shall stand for election to a one-year term expiring at the next annual meeting of shareholders. Despite the expiration of a director’s term, such director shall continue to serve until either the director’s successor shall have been duly elected and qualified or there is a decrease in the number of directors. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the board of directors may be filled by the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise. The certificate of incorporation also provides that directors may be removed from office, but only for cause by the affirmative vote of at least a majority of the votes entitled to be cast thereon.

Shareholder Action by Written Consent; Special Meetings

Under the CBCA our shareholders may take action by written unanimous consent of holders of all of our shares in lieu of an annual or special meeting. Otherwise, shareholders will only be able to take action at an annual or special meeting called in accordance with the bylaws.

The bylaws provide that special meetings of shareholders may only be called by:

•	the chairman of the board;

•	the chief executive officer;

•	the secretary; or

•	the chairman of the board, the chief executive officer or the secretary upon the written request of the holders of not less than thirty-five percent (35%) of our outstanding voting stock.

In addition, the CBCA provides that a corporation with a class of voting stock registered under the Exchange Act shall hold a special meeting of shareholders if the holders of thirty-five percent (35%) of the votes entitled to be cast on any issue proposed to be considered demand such a meeting.

Advance Notice Requirements for Director Nominations and Other Proposals

Director Nominations. The bylaws contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of shareholder proposals related to shareholder nominations for the election of directors must be received at our executive offices at least 90 days, but no more than 120 days before the first anniversary of the date on which the proxy statement for the preceding annual meeting was mailed; provided, however, that in the event the annual meeting is not within 30 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business 10 days after the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. Our bylaws require that all directors be shareholders of record.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth certain information including:

•	the name, and record addresses of the nominating shareholder, and any other person on whose behalf the nomination is being made, and the nominee;

•	the class or series and number of shares of our capital stock which are beneficially or of record owned by the nominating shareholder or such other person;

•	a description of all arrangements or understandings between the nominating shareholder or such other person and any nominee(s) in connection with the nomination;

•

any other information relating to the nominee that would be required to be disclosed in a proxy statement or other solicitations of proxies for election of directors or as otherwise required to be disclosed pursuant to the Exchange Act had the nominee been nominated by the board of directors;

•	a consent of the nominee to be named in the proxy statement and to serve if elected; and

•	a representation that the nominating shareholder intends to appear in person or by proxy at the meeting to make such nomination.

Other Proposals. In addition to the procedures for nominating directors, the bylaws also contain notice procedures for other shareholder proposals to be brought before an annual meeting. To be timely, we must receive shareholder proposals at least 90 days, but no more than 120 days before the first anniversary of the date on which the proxy statement for the preceding annual meeting was mailed; provided, however, that in the event the annual meeting is not within 30 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business 10 days after the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter that shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

•	the complete text of any resolutions to be presented;

•	the name and record address of that shareholder and any other person on whose behalf the proposal is made;

•	the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by that shareholder or such other person;

•

a description of all arrangements or understandings between that shareholder and any such other person in connection with the proposal of that business and any material interest of that shareholder or such other person in that business; and

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to bring that business before the meeting.

Antitakeover Legislation

We are subject to the provisions of Section 33-844 of the CBCA which prohibits a Connecticut corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the purchase of stock by which such person becomes an interested shareholder is approved by our board of directors, and by a majority of our non-employee directors, prior to the date on which the person becomes an interested shareholder. A “business combination” generally includes mergers, asset sales, some types of stock issuances and other transactions with, or resulting in a disproportionate financial benefit to, the interested shareholder. Subject to exceptions, an “interested shareholder” is a person who owns 10% or more of our voting power, or is an affiliate or associate of Stanley Black & Decker, Inc. and owned 10% or more of our voting power within the past five years.

Under our certificate of incorporation, the affirmative vote by the holders of 80% of our outstanding voting stock is required for the approval or authorization of any business combination involving an interested shareholder. This voting requirement does not apply if:

•	2/3 of our disinterested directors expressly approve the proposed business combination; or

•	The following conditions are satisfied:

•

The cash and fair market value of other consideration received on a per share basis by each shareholder is no less than the highest share price (or the equivalent value) paid by the interested shareholder in acquiring our capital stock; and

•	A proxy statement is mailed to all shareholders of the corporation for the purpose of soliciting shareholder approval of the business combination.

This 80% vote is required even if no vote or a lesser percentage is required by any applicable laws. Additionally, the affirmative vote of the holders of not less than 80% of our outstanding shares of capital stock is required to modify this section of our certificate of incorporation.

Notwithstanding the 80% vote required by our certificate of incorporation, we are also subject to Section 33-841 and Section 33-842 of the CBCA. These provisions generally require business combinations with an interested shareholder to be approved by the board of directors and then by the affirmative vote of at least:

•	the holders of 80% of the voting power of the outstanding shares of our voting stock; and

•	the holders of 2/3 of the voting power of the outstanding shares of our voting stock, excluding the voting stock held by the interested shareholder;

unless the consideration to be received by the shareholders meets certain price and other requirements set forth in Section 33-842 of the CBCA or unless the board of directors of the corporation has by resolution determined to exempt business combinations with that interested shareholder prior to the time that such shareholder became an interested shareholder.

We are also subject to Section 33-756(g) of the CBCA, generally requiring directors acting with respect to mergers, sales of assets and other specified transactions to consider, in determining what they reasonably believe to be in the best interests of the corporation, specified interests, including those of the corporation’s employees, customers, creditors and suppliers and any community in which any office or other facility of the corporation is located. Section 33-756(g) of the CBCA also allows a director to consider, in the discretion of such director, any other factors the director reasonably considers appropriate in determining what the director reasonably believes to be in the best interest of the corporation.

Limitation of Liability of Directors

The certificate of incorporation contains provisions permitted under the CBCA relating to the personal liability of directors. The provisions limit the personal liability to us or our shareholders of a director for monetary damages for breach of duty as a director to an amount that is not more than the compensation received by that director for serving us during the year of the violation to the extent permitted by applicable law, which permits such limitation provided that such violation must not involve a knowing and culpable violation of law, enable the director or an affiliate to receive an improper personal gain, show a lack of good faith and a conscious disregard for the director’s duty to the corporation, amount to an abdication of the director’s duty to the corporation, or create liability for an unlawful distribution. Our bylaws provide for the indemnification and reimbursement of, and advances of expenses to, any person that is made a party to an action by reason of the fact that he or she:

•	is or was our director, officer, employee or agent, or

•	served at our request as a director, officer, employee or agent of another corporation.

Our bylaws provide for indemnification of directors and officers to the fullest extent permitted by Connecticut law.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SWK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of our warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the terms of any warrant agreements and the warrants issuable thereunder. If any particular terms of the warrants described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

We may issue warrants for the purchase of our debt securities, common stock or preferred stock, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•

the securities underlying the warrants, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	material U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant affected thereby.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. If any particular terms of the depositary agreements and the related depositary receipts described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers; or

•	through agents or dealers to purchasers.

In addition, Stanley Black & Decker, Inc. may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, we are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as to matters of New York law and matters of Connecticut law will be passed upon for us by Donald J. Riccitelli, our Assistant General Counsel. Mr. Riccitelli beneficially owns and has rights to acquire less than one percent of our common stock.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2016 and January 2, 2016 and for each of the three years in the period ended December 31, 2016, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016 appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2016 filed with the SEC on February 15, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

750,000 Shares

Stanley Black & Decker, Inc.

Series C Cumulative Perpetual Convertible Preferred Stock

(Liquidation Preference $1,000 per Share)

Preliminary Prospectus Supplement

Citigroup

Credit Suisse

May     , 2020